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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Marsh & McLennan Companies, Inc.

(Name of Registrant as Specified In Its Charter)

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Dear MMC Stockholder:

You are cordially invited to attend the annual stockholders meeting of Marsh & McLennan Companies, Inc. The meeting will be held at 10:00 a.m. on Thursday, May 18, 2006 in the auditorium on the second floor at 1221 Avenue of the Americas, New York, New York.

In addition to the matters described in the attached proxy statement, we will report on recent MMC activities. You will have an opportunity to ask questions, and to meet your directors as well as senior executives of MMC.

Your vote is important to us. Whether you plan to come to the annual meeting or not, your representation is important, and your shares should be voted. If you have received this proxy statement by regular mail, you may vote by signing, dating and returning the enclosed proxy card or via telephone or over the Internet by following the instructions on your proxy card. If you have received this proxy statement by electronic mail, you may vote by telephone or over the Internet by following the instructions in the e-mail message.

We look forward to seeing you at the meeting.

Very truly yours,

MICHAEL G. CHERKASKY
President & Chief Executive Officer

March 30, 2006

MARSH & McLENNAN COMPANIES, INC.
1166 Avenue of the Americas
New York, New York 10036-2774

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

Time:	10:00 a.m. Local Time

Date:	May 18, 2006

Place:	Second Floor Auditorium 1221 Avenue of the Americas New York, New York

Purpose:

1.	To elect four persons to serve as Class II directors, each for a three-year term;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

3.	To vote on two stockholder proposals; and

4.	To conduct any other business that may properly come before the meeting.

This notice and proxy statement is being mailed to stockholders on or about March 30, 2006. These materials describe the matters being voted on at the annual meeting and contain certain other information. In addition, these materials are accompanied by a copy of MMC’s 2005 Annual Report, which includes financial statements as of and for the fiscal year ended December 31, 2005. In these materials we refer to Marsh & McLennan Companies, Inc. as “MMC,” “we” and “our”.

Only stockholders of record on March 20, 2006 may vote at the annual meeting. You will need proof of record or beneficial ownership of MMC common stock as of that date in order to enter the meeting.

Your vote is important. If you received this proxy statement by regular mail, you may cast your vote by mail, telephone or over the Internet by following the instructions on the enclosed proxy card. If you received this proxy statement in an e-mail message, you may cast your vote by telephone or over the Internet by following the instructions in the e-mail message.

LUCIANA FATO
Corporate Secretary

March 30, 2006

TABLE OF CONTENTS

Information about our Annual Meeting and Solicitation of Proxies	1
Who can vote?	1
Who can attend the annual meeting?	1
How can I vote my shares in person at the annual meeting?	1
How can I vote my shares without attending the annual meeting?	1
How do proxies work?	2
Can I revoke my proxy?	2
What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?	2
How may I obtain an electronic copy of the proxy statement and annual report?	3
Could additional matters be decided at the annual meeting?	3
Who conducts the meeting?	3
What should I do if I only want one set of proxy materials delivered to my home?	4
How may I obtain another set of proxy materials?	4
Who will bear the cost of this proxy solicitation?	4
Who will count the vote?	4
Board Matters and Corporate Governance	5
Role of the Board of Directors	5
Board Composition and Director Qualifications	5
Director Independence	5
Identifying and Evaluating Candidates for Directors	6
Policy Regarding Voting for Directors	7
Attendance	7
Tenure	7
Codes of Business Conduct and Ethics	8
Guidelines for Corporate Governance	8
Committees	8
Director Compensation	11
Communications with the Board	13
Item 1: Election of Directors	14
Nominees for Election as Directors for a Three-Year Term Expiring in 2009	14
Directors Continuing in Office — Term Expiring in 2007	15
Directors Continuing in Office — Term Expiring in 2008	16
Stock Ownership of Management and Certain Beneficial Owners	19
Compensation of Executive Officers	21
Report of the Compensation Committee of the Board of Directors	21
Summary Compensation Table	32
Option Grants in 2005	35
Aggregated Option Exercises in 2005 & Year-End Option Values	36
United States Retirement Program	37
Employment Agreements	38
Stock Performance Graph	43
Transactions with Management and Others; Other Information	44
Item 2: Ratification of Selection of Independent Registered Public Accounting Firm	46
Fees of Independent Registered Public Accounting Firm	46
Audit Committee Report	48
Item 3: Stockholder Proposal: Director Election Voting Standard	50
Item 4: Stockholder Proposal: Political Contributions	52
Submission of Future Stockholder Proposals	54
Appendix A — Audit Committee Charter	A-1

INFORMATION ABOUT OUR ANNUAL MEETING
AND SOLICITATION OF PROXIES

Who can vote?

Holders of our common stock, as recorded in our stock register on March 20, 2006, may vote, either in person or by proxy, at the annual meeting. You may vote all shares owned by you as of March 20, 2006, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you in “street name,” which refers to shares that you own beneficially but that are held of record in the name of a broker, bank, trustee or other nominee.

As of March 20, 2006, there were outstanding 545,296,970 shares of MMC common stock entitled to one vote on each matter properly brought before the annual meeting. A list of stockholders will be available for inspection at the principal executive offices of MMC at 1166 Avenue of the Americas, New York, New York for at least ten days prior to the meeting.

Who can attend the annual meeting?

Only stockholders (of record or beneficial), their proxy holders and MMC’s guests may attend the meeting. Admission to the meeting will be on a first-come, first-served basis. Verification of share ownership may be requested at the admissions desk. If your shares are held in street name, you must bring to the meeting an account statement or letter from the recordholder indicating that you were the beneficial owner of the shares on March 20, 2006, the record date for voting.

How can I vote my shares in person at the annual meeting?

You may vote in person at the meeting. However, we recommend that you vote by proxy even if you plan to attend the meeting. If you vote by proxy and attend the meeting, you can always change your vote at the meeting. If your shares are held in street name and you decide to vote in person at the annual meeting, you must obtain from the broker, bank, trustee or other nominee that holds your shares a proxy giving you the right to vote the shares.

How can I vote my shares without attending the annual meeting?

Whether you hold shares as the stockholder of record or in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy, in accordance with the instructions below and included on your proxy card. If you hold shares in street name, you may vote by submitting voting instructions to your broker, bank, trustee or other nominee in accordance with the voting instruction card provided to you by such nominee. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a stockholder should indicate the capacity in which they are signing and corporations should vote by an authorized officer whose title should be indicated.

You may vote by:

•	Internet by accessing www.proxyvote.com and following the instructions.

•	Telephone by calling 1-800-690-6903.

•	Mail by signing and returning the enclosed proxy card.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

How do proxies work?

MMC’s board of directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the annual meeting, or at any adjournment or postponement thereof, in the manner you direct. You may vote for all, some, or none of our director nominees. You may also vote for or against the other proposals or abstain from voting.

The persons named in the proxy, who are our officers, will vote according to your directions. If you sign and return a proxy card or otherwise vote by telephone or Internet but do not specify how to vote, we will vote your shares in favor of our director nominees, in favor of Item 2 and against Item 3 and Item 4.

Can I revoke my proxy?

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the annual meeting, or by sending written notification addressed to:

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036-2774
Attn: Ms. Luciana Fato, Corporate Secretary

Mere attendance at the meeting will not revoke a proxy that was previously submitted to MMC.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the annual meeting, either by proxy or in person.

The election of MMC’s directors requires a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast FOR are elected as directors, up to the maximum number of directors to be chosen at the meeting. Votes withheld from any director nominee will not be counted in such nominee’s favor. MMC’s Guidelines for Corporate Governance contain provisions relating to director elections that may affect the composition of MMC’s board following director elections; please see “Policy Regarding Voting for Directors” on page 7.

All other matters to be acted on at the meeting, in order to constitute the action of the stockholders, require the affirmative vote of a majority of the shares of MMC common stock present or represented by proxy and entitled to vote at the meeting. In accordance with Delaware law, abstentions will be treated as present and entitled to vote for purposes of the preceding sentence, while broker nonvotes will not.

A “broker nonvote” is a proxy submitted by a broker or other holder of record in which the recordholder fails to vote on behalf of a client on a particular matter for lack of instruction, when such instruction is required by the rules of the New York Stock Exchange. Broker nonvotes will be counted for purposes of determining the presence of a quorum for the transaction of business at the meeting.

How may I obtain an electronic copy of the proxy statement and annual report?

This proxy statement and our 2005 Annual Report can be viewed on our website at http://www.mmc.com/annualreport.html. Most stockholders may elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you may choose this Internet option, and thus save MMC the cost of producing and mailing these documents to you, by following the instructions provided when you vote over the Internet. Active employees of MMC who hold MMC stock in employee stock plan accounts or are stockholders of record will receive their proxy materials by electronic delivery to their business e-mail accounts, unless, last year, they changed their preference for future delivery of proxy materials.

Stockholders receiving our proxy statements and annual reports over the Internet will receive an e-mail message with instructions on how to access MMC’s proxy statement and annual report and vote. If you have chosen to receive future proxy materials over the Internet, your choice will remain in effect until you tell us otherwise. You may change an election to receive proxy materials electronically in the future by following the instructions at the end of your Internet voting session.

Could additional matters be decided at the annual meeting?

As of the date of this proxy statement, we do not know of any business not described in this proxy statement that will be presented at the meeting. If other business shall properly come before the meeting, the persons named in the proxy will vote on your behalf using their discretion.

Who conducts the meeting?

The chairman of the board acts as chairman of the annual meeting, and has the authority to conduct the annual meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman has the discretion to establish reasonable rules for discussion, comments and questions during the meeting. The chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

What should I do if I only want one set of proxy materials delivered to my home?

If you and other residents at your mailing address with the same last name own shares of MMC common stock in street name, the holder of record may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which the members of your household hold stock through that holder of record. This practice of sending only one copy of proxy materials to holders residing at a single address is known as “householding,” and is designed to reduce printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you received such a notice and did not respond that you did not want to participate in householding, you were deemed to have consented to the householding process. If you did not receive a householding notice from your holder of record, you can request householding by contacting that entity. You may revoke your consent to householding at any time by calling 1-800-542-1061.

How may I obtain another set of proxy materials?

If you wish to receive a separate paper copy of our annual report or proxy statement, you may telephone MMC’s office of Corporate Development at (212) 345-5475 or write to:

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036-2774
Attn: Corporate Development

Who will bear the cost of this proxy solicitation?

We pay the expenses of preparing the proxy materials and soliciting this proxy. We also reimburse brokers and other holders of record for their expenses in sending these materials to, and obtaining voting instructions from, beneficial owners of MMC common stock.

In addition to this mailing, proxies may be solicited personally, electronically or by telephone by our directors, officers, other employees or agents. We have retained Georgeson Shareholder Communications Inc. as our agent to assist in the proxy solicitation at a fee of approximately $9,000, plus expenses. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

Who will count the vote?

Representatives of ADP Investor Communication Services will tabulate the votes and act as inspectors of election.

BOARD MATTERS AND CORPORATE GOVERNANCE

Role of the Board of Directors

MMC is a global professional services company. Our business is conducted by our business units, and their employees and officers, under the general direction of MMC’s chief executive officer and the oversight of the board. The board of directors, which is elected by the stockholders, is the ultimate decision-making body of MMC except with respect to those matters reserved to the stockholders.

Board Composition and Director Qualifications

The directors and governance committee of the board of directors has determined that, at this time, 10–14 directors is the appropriate size for the board and that this range is flexible enough to accommodate the availability of any outstanding candidate. However, the quality of the individuals serving is more important than the precise number of members, and the board of directors could be outside the 10–14 range from time to time. Candidates for the board of directors must be experienced, dedicated, and meet the highest standards of ethics and integrity. The directors and governance committee periodically reviews with the board the requisite skills and characteristics for new directors, as well as the composition of the board as a whole, taking into account, among other things, the mix and diversity of directors’ skills, backgrounds and experience.

As part of MMC’s efforts to pursue corporate governance best practices, Mr. Michael G. Cherkasky, our president and chief executive officer, is the only member of management who serves on the board. Mr. Robert F. Erburu, non-executive chairman of the board of directors, has reached age 75 and therefore will retire as a director as of the 2006 annual meeting, in accordance with the director retirement provisions set forth in our Guidelines for Corporate Governance.

Director Independence

It is the policy of MMC that a substantial majority of the members of its board of directors be independent of management. For a director to be deemed “independent,” the board must affirmatively determine that the director has no direct or indirect material relationship with MMC. To assist the board in making determinations of director independence, the board has adopted categorical standards, which include the “bright-line” standards established by the New York Stock Exchange. Under MMC’s categorical director independence standards, a director will not be deemed “independent” if:

(a)	within the preceding three years, the director was employed by MMC or a member of his or her immediate family was employed by MMC as an executive officer;

(b)	within the preceding three years, the director, or a member of his or her immediate family, received more than $100,000 during any 12 month period in direct compensation from MMC (other than director and committee fees and pension or certain other forms of deferred compensation);

(c)	(i) the director or an immediate family member is a current partner of a firm that is MMC’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on MMC’s audit within that time;

(d)	within the preceding three years, a current MMC executive officer was on the compensation committee of a company which concurrently employed the director as an executive officer, or which employed an immediate family member of the director as an executive officer;

(e)	the director is a current executive officer or employee, or an immediate family member of the director is a current executive officer, of a company that made payments to, or received payments from, MMC for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such company’s consolidated gross revenues; or

(f)	the director serves as an executive officer, director or trustee of a charitable organization to which MMC’s charitable contributions (other than matching contributions) in a single fiscal year during the preceding three years exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenues in a particular fiscal year.

With respect to items (a) through (f) above, the term “MMC” includes any subsidiaries within MMC’s consolidated reporting group. The term “immediate family” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

In addition, the board has considered the following commercial relationships and determined that they do not impair a director’s independence:

•	a director’s ownership interest in MMC common stock or Putnam mutual funds;

•	a director’s use of any of the services provided by MMC’s subsidiaries in the ordinary course of the subsidiaries’ business (e.g., personal insurance placements); and

•	a director’s service as a member of the board of other public and private companies.

In accordance with these standards, the board has determined that all directors other than Mr. Cherkasky are independent.

Identifying and Evaluating Candidates for Directors

The directors and governance committee, as a policy, gives equal consideration to all recommendations for director nominees, whether the recommendation is made by our stockholders, management or current directors. Once a candidate is identified, the directors and governance committee will consider the candidate’s mix of skills, experience with businesses and other organizations of size comparable to MMC, and his or her reputation, background and time availability (in light of anticipated needs). The committee will also consider the interplay of the candidate’s experience with the experience of other board members, the extent to which the candidate would be a desirable addition to the board and any committees of the board, and any other factors the committee deems appropriate.

In no event will a nominee proposed by stockholders be considered later than the next annual meeting of stockholders for which a recommendation was timely received. To be timely received in connection with an annual meeting of stockholders, a recommendation relating to a proposed director candidate should be sent to us in writing at the address listed below no later than the December 31st preceding that annual meeting.

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036-2774
Attn: Directors and Governance Committee
c/o Ms. Luciana Fato, Corporate Secretary

Policy Regarding Voting for Directors

Pursuant to MMC’s Guidelines for Corporate Governance, as amended on December 16, 2005, in an uncontested election of directors (i.e., an election where the only nominees are those recommended by the board), any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election (a “Majority Withheld Vote”) will promptly tender his or her resignation to the chairman of the board following certification of the stockholder vote. The board, taking into consideration the recommendation of its directors and governance committee, will then determine whether to accept the resignation. The board will make its determination no later than 90 days following the date of the stockholders’ meeting at which the Majority Withheld Vote occurred. MMC will promptly publicly disclose the board’s decision whether to accept or reject the tendered resignation (providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the Securities and Exchange Commission. The full text of MMC’s policy regarding voting for directors is available on the MMC website at http://www.mmc.com/corpgov.html.

Attendance

The board held 19 meetings, including telephonic meetings, during 2005. The average attendance by directors at meetings of the board and its committees held during 2005 was approximately 94%. All directors attended at least 75% of the meetings of the board and committees on which they served. Barring unforeseen circumstances, all directors are expected to attend our annual meeting of stockholders in 2006. In 2005, all of our directors attended the annual stockholders meeting.

Tenure

Non-executive directors retire at the annual meeting following their 72nd birthday, unless the person has been a non-executive director for less than ten years. In such cases, non-executive directors retire at the annual meeting following the earlier of ten years of service or attaining age 75. Directors who are also employees of MMC, in the normal course, resign from the board concurrent with their retirement from MMC.

Codes of Business Conduct and Ethics

We have adopted the MMC Code of Business Conduct and Ethics, which applies to all directors and all employees, including officers, of MMC. This code is posted on the MMC website at http://www.mmc.com, and a print copy is available to any stockholder upon request. We have also adopted a Code of Ethics for the Chief Executive and Senior Financial Officers which applies to our chief executive officer, chief financial officer and controller and which is filed as an exhibit to our 2002 Annual Report on Form 10-K. We intend to disclose amendments to, or waivers from, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, if any, on our website within four business days of any such occurrence.

Guidelines for Corporate Governance

Our board of directors has adopted the MMC Guidelines for Corporate Governance. These guidelines are posted on our website at http://www.mmc.com/corpgov.html, and a print copy is available to any stockholder upon request.

With respect to our directors, the Guidelines for Corporate Governance provide that:

•	a meaningful portion of the compensation for non-executive directors is paid in MMC stock;

•	the board expects that all directors should own, or acquire within three years of first becoming a director, shares of MMC common stock, stock units or other equity equivalents having a value of at least $100,000;

•	all new directors participate in an orientation, which includes presentations by management on MMC’s operations and strategic plans, its financial statements and its key policies and practices;

•	directors are encouraged to participate in continuing education programs, which may include a mix of in-house and third-party presentations and programs, to assist them in performing their responsibilities;

•	in addition to access to MMC officers, the board and its committees have the authority to obtain advice and assistance from external advisors or consultants as they may deem necessary; and

•	the non-executive directors meet at regularly scheduled executive sessions without management, at which meetings MMC’s non-executive chairman presides.

Committees

Our board has established an executive committee, an audit committee, a compensation committee, a directors and governance committee and a compliance committee to assist the board in discharging its responsibilities. Following each committee meeting, the respective committee chair generally reports the highlights of the meeting to the full board.

Membership on each of the audit, compensation, directors and governance and compliance committees is limited to independent directors. The charters for these committees can be viewed on our website at http://www.mmc.com/corpgov.html. Print copies are available to any stockholder upon request. In addition, MMC’s audit committee charter is attached to this proxy statement as Appendix A.

The table below provides 2005 membership and meeting information for each of the following board committees:

Name	Executive[1]		Audit[2]		Compensation		Directors and Governance		Compliance
Mr. Bernard	X				X	(chair)
Mr. Carter			X						X	(chair)
Mr. Erburu	X	(chair)			X		X	(chair)
Mr. Cherkasky	X
Mr. Fanjul			X		X
Mr. Hardis	X		X	(chair)
Ms. King			X				X		X
Lord Lang	X				X		X
Mr. Olsen			X						X
Mr. Schapiro					X		X
Ms. Simmons	X		X

2005 Meetings	0		11		12		6		8

(1)	Messrs. Cherkasky and Erburu were elected to the executive committee on May 18, 2005.

(2)	Messrs. Baker and Oken were elected to the audit committee effective January 18, 2006.

The Executive Committee

The executive committee:

•	is empowered to act for the full board in intervals between board meetings, with the exception of certain matters that under Delaware law or MMC’s by-laws may not be delegated to a committee of the board; and

•	meets as necessary, with all actions taken by the committee reported at the next board meeting.

The Audit Committee

The audit committee is charged with assisting the board in fulfilling its oversight responsibilities with respect to:

•	the integrity of MMC’s financial statements;

•	the qualifications, independence and performance of MMC’s independent registered public accounting firm;

•	the performance of MMC’s internal audit function; and

•	compliance by MMC with legal and regulatory requirements.

The audit committee selects, oversees and approves, pursuant to a pre-approval policy, all services to be performed by MMC’s independent registered public accounting firm. MMC’s independent registered public accounting firm reports to the audit committee. All members of the audit committee are independent as required by MMC and the listing standards of the New York Stock Exchange.

All members of the audit committee are “financially literate,” as defined by the New York Stock Exchange and determined by the board of directors. The board of directors has determined that Stephen R. Hardis and Marc D. Oken have the requisite qualifications to satisfy the SEC definition of “audit committee financial expert”.

The Compensation Committee

Among other things, the compensation committee:

•	evaluates the performance and determines the compensation of MMC’s chief executive officer;

•	reviews and approves the compensation of other senior executives; and

•	makes recommendations to the board with respect to MMC’s incentive compensation plans and equity-based plans, and discharges the responsibilities of the committee set forth in these plans.

All members of the compensation committee are independent as required by MMC and the listing standards of the New York Stock Exchange.

The Directors and Governance Committee

Among other things, the directors and governance committee:

•	develops, reviews and periodically reassesses MMC’s corporate governance principles and recommends proposed changes to the board;

•	identifies, considers and recommends qualified candidates to the board for election as directors, including the slate of directors that the board proposes for election at the annual meeting;

•	in consultation with the board committee chairs, recommends committee assignments to the board; and

•	develops processes for and oversees annual assessments of the board’s performance and effectiveness.

All members of the directors and governance committee are independent as required by MMC and the listing standards of the New York Stock Exchange.

The Compliance Committee

The compliance committee was formed in February 2005 pursuant to an agreement dated January 30, 2005 (the “Settlement Agreement”) among MMC, Marsh Inc. (“Marsh”), the Attorney General of the State of New York and the Superintendent of Insurance of the

State of New York. The compliance committee is a subcommittee of the audit committee. Among other things, the compliance committee:

•	assists the board with the oversight of MMC’s compliance with legal and regulatory requirements;

•	monitors Marsh’s compliance with the standards of conduct mandated by the Settlement Agreement; and

•	discharges such other responsibilities relating to compliance oversight as the chairman of the audit committee may, from time to time, assign to the compliance committee.

Director Compensation

Executive directors (currently only Mr. Cherkasky) receive no compensation specific to their service as directors.

We pay the following compensation with regard to the service of our non-executive directors:

•	a basic retainer of $40,000 per year (June 1 – May 31) and an annual stock grant on June 1 (1,800 shares in 2005) as determined by the directors and governance committee (the “Annual Stock Grant”);

•	an additional retainer of $5,000 per year to the chair of each committee;

•	an additional retainer of $2,000 per year to other members of each committee; and

•	a fee of $1,000 and reimbursement of related expenses for each meeting of the board or a committee attended.

On May 19, 2005, in recognition of the additional responsibilities of the non-executive chairman of the board, the board of directors approved an arrangement under which the non-executive chairman receives supplemental cash compensation of $100,000 per year.

We offer travel accident insurance benefits to non-executive directors in connection with MMC-related business travel. Non-executive directors are eligible to participate in MMC’s matching-gift program for certain charitable gifts by employees up to a maximum of $5,000 per year.

Under the terms of MMC’s Directors Stock Compensation Plan, the non-executive directors receive twenty-five percent of their basic annual retainer (i.e., $10,000) in MMC stock at the fair market value thereof, as well as their Annual Stock Grant, on each June 1. The balance of their compensation (including attendance fees and committee retainers) is paid quarterly in either MMC common stock or cash, as the director elects. The non-executive directors may defer receipt of all or a portion of their compensation to be paid in MMC common stock until the year following either their retirement from the board or a specified earlier date.

Mr. Fanjul serves on MMC’s International Advisory Board and is a director of Marsh, S.A., a Spanish subsidiary of MMC, but receives no additional compensation for such service.

In 1999, all of MMC’s directors were offered the opportunity to invest, on an after-tax, out-of-pocket basis, in a fund (the “Fund”) that is a limited partner of Trident II, L.P.

(“Trident II”), a $1.4 billion private equity fund that was managed by MMC Capital, Inc., then a subsidiary of MMC. In 1999, Messrs. Bernard and Hardis and Lord Lang committed to invest an aggregate of $2.29 million in Trident II, through the Fund. Neither these directors nor the Fund were required to pay the 1.5% management fee or a carried interest performance fee equal to 20% of the profit generated by Trident II, subject to the achievement of minimum returns for all the limited partners in Trident II. Such fees, if they had been payable on the same terms in which they were charged to third party investors, would not have exceeded $10,000 in 2005, or $30,000 in each of 2004 or 2003, for any of Messrs. Bernard and Hardis and Lord Lang. On May 31, 2005, MMC completed its sale of the business of MMC Capital to the management team of MMC Capital. The name of the new firm is Stone Point Capital LLC (“Stone Point”). MMC no longer participates in the investment decisions or management of Trident II or the private equity funds managed by Stone Point, and no longer receives management fees or origination fees related to the business conducted by Stone Point. See “Transactions with Management and Others; Other Information” below.

The following table provides information on fiscal 2005 compensation for non-executive directors who served during 2005:

Name	Annual Retainer (1)	Bd/Committee Chair Fees	Comm. Member Retainer Fees	Bd/Comm. Meeting Fees	Annual Equity Grant (2)	Total
Mr. Bernard	$40,000	$5,000	$4,500	$34,000	$52,506	$136,006
Mr. Carter (3)	$40,000	$3,610	$6,500	$46,000	$52,506	$148,616
Mr. Erburu	$40,000	$77,917	$2,000	$45,000	$52,506	$217,423
Mr. Fanjul	$40,000	0	$4,500	$41,000	$52,506	$138,006
Mr. Hardis	$40,000	$5,000	$6,500	$39,000	$52,506	$143,006
Ms. King	$40,000	0	$7,944	$40,000	$52,506	$140,450
Lord Lang	$40,000	0	$6,500	$37,000	$52,506	$136,006
Mr. Olsen	$40,000	0	$3,944	$35,000	$52,506	$131,450
Mr. Schapiro	$40,000	0	$4,500	$37,000	$52,506	$134,006
Ms. Simmons	$40,000	0	$4,500	$27,000	$52,506	$124,006

(1)	Non-executive directors receive $10,000 of their basic retainer in MMC common stock at the fair market value thereof on June 1. The balance of their basic retainer is paid in cash or shares of MMC common stock as the director elects. Messrs. Bernard, Erburu, Hardis, Schapiro and Carter and Ms. King and Ms. Simmons elected to defer the equity portion of their annual retainer into MMC stock units. Messrs. Bernard, Erburu and Hardis elected to defer the balance of their annual retainer into MMC stock units. Ms. King elected to defer 20% of the balance of her annual retainer into MMC stock units. MMC stock units are converted into shares of MMC common stock which are distributed at the end of the deferral period.

(2)	1,800 shares of MMC common stock were granted on June 1, 2005 at the fair market value on that date of $29.17 per share.

(3)	Mr. Carter’s cash compensation is paid directly to the law firm of Dorsey & Whitney LLP, where he is a partner, pursuant to an agreement between Mr. Carter and the firm.

Communications with the Board

To report any issue relating to the accounting, internal accounting controls or auditing practices of MMC (including its subsidiaries and affiliates), employees, stockholders and others may contact MMC by mail or telephone, as described below. Anyone who wishes to send a communication to our non-executive chairman or to the non-executive directors as a group may also do so by mail or telephone, as follows:

By mail to:
Marsh & McLennan Companies, Inc.
P.O. Box 4974
New York, N.Y. 10185-4974

By telephone to the MMC Compliance & Ethics Line:
Canada & the U.S.: 1-800-381-2105

Outside Canada & the U.S, use your country’s AT&T Direct® service number to reach the
MMC Ethics & Compliance Line toll-free.

MMC’s procedures for handling complaints and concerns of employees and other interested parties are posted on our website at http://www.mmc.com/corpgov.html.

ITEM 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Members of each class serve for a three-year term. Stockholders elect one class of directors at each annual meeting. At the 2006 annual meeting, stockholders will vote on the election of the four nominees described below for a term ending at the 2009 annual meeting. All four of the nominees are current directors of MMC. Messrs. Baker and Oken were elected to the board effective January 18, 2006.

Each nominee has indicated to MMC that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the board.

The following section contains information provided by the nominees and continuing directors about their principal occupations, business experience and other matters.

The board of directors recommends a vote FOR the election of all four nominees.

Nominees for Election as Directors
For a Three-Year Term Expiring in 2009

Leslie M. Baker, Jr.	Director since 2006
Audit Committee

Mr. Baker, age 63, was chairman of Wachovia Corporation from 2001 until his retirement in 2003. Mr. Baker joined Wachovia in 1990, where he served as chairman, president and chief executive officer from 1998 to 2001, and as chief executive officer from 1994 to 1998. He is a director of National Humanities Center, North Carolina Arboretum, Marine Corps Heritage Foundation and Old Salem, Inc.

Gwendolyn S. King	Director since 1998
Audit Committee Directors and Governance Committee Compliance Committee

Ms. King, age 65, is president of Podium Prose, a speaker’s bureau. From 1992 until 1998 she was senior vice president, corporate and public affairs at Peco Energy. From 1989 to 1992 she served as commissioner of the Social Security Administration in the U.S. Department of Health and Human Services. Ms. King is a director of Lockheed Martin Corporation, Monsanto Company and the not-for-profit National Association of Corporate Directors.

Marc D. Oken	Director since 2006
Audit Committee

Mr. Oken, age 58, is the managing partner of Falfurrias Capital Partners, a private equity firm. He was chief financial officer of Bank of America Corporation from 2004 to 2005. Mr. Oken joined Bank of America in 1989 as executive vice president–chief accounting officer, a position he held until 1998, when he became executive vice president–principal finance executive. He is a director of Sonoco Products Company and Star Scientific, Inc.

David A. Olsen	Director since 1997
Audit Committee Compliance Committee

Mr. Olsen, age 68, was chairman of Johnson & Higgins from 1991 until its business combination with MMC in 1997. He served as vice chairman of MMC from May through December 1997. He joined Johnson & Higgins in 1966, and was its chief executive officer from 1990 to 1997. Mr. Olsen is a director of U.S. Trust Corporation. He is trustee emeritus of Bowdoin College, a trustee of Landmark Volunteers, a director of Salisbury Visiting Nurses Association, and an advisory board member of the Salisbury Housing Trust and the Northwest Center for Family Services.

Directors Continuing in Office
(Term Expiring in 2007)

Lewis W. Bernard	Director since 1992
Executive Committee Compensation Committee (chair)

Mr. Bernard, age 64, was chief of finance, administration and operations of Morgan Stanley & Co., Inc. from 1985 until his retirement in 1991. Mr. Bernard joined Morgan Stanley in 1963. Mr. Bernard is chairman of Classroom, Inc., a non-profit educational corporation. He is also chairman of the board of the American Museum of Natural History and a trustee of The Andrew W. Mellon Foundation.

Zachary W. Carter	Director since 2004
Audit Committee Compliance Committee (chair)

Mr. Carter, age 56, is a partner at the law firm of Dorsey & Whitney LLP, where he is co-chair of the White Collar Crime and Civil Fraud practice group. He joined Dorsey & Whitney in 1999. Mr. Carter was the United States Attorney for the Eastern District of New York from 1993 to 1999. Mr. Carter is chairman of the Mayor’s Advisory Committee on the Judiciary, chairman of the board of directors of Hale House Center, Inc. and a trustee of the New York University School of Law and the Vera Institute of Justice.

Oscar Fanjul	Director since 2001
Audit Committee Compensation Committee

Mr. Fanjul, age 56, is vice chairman and chief executive officer of Omega Capital, a private investment firm in Spain. Mr. Fanjul is honorary chairman of Repsol YPF, where he was chairman and chief executive officer from its inception in 1986 until 1996. He was chairman of Hidroeléctrica del Cantábrico from 1999 to 2001 and chairman of NH Hoteles from 1997 until 1999. Mr. Fanjul is a director of Acerinox, the Lafarge Group, the London Stock Exchange, Unilever, Marsh S.A. and a member of MMC’s International Advisory Board. He is a trustee of the International Accounting Standards Committee Foundation and the Amigos del Museo del Prado.

Directors Continuing in Office
(Term Expiring in 2008)

Michael G. Cherkasky	Director since 2004
Executive Committee

Mr. Cherkasky, age 56, is president and chief executive officer of MMC. He served as chairman and chief executive officer of Marsh Inc., MMC’s risk and insurance services subsidiary, from October 2004 until September 2005. Before its business combination with MMC in July 2004, Mr. Cherkasky was president and chief executive officer of Kroll Inc., the global risk consulting company. Mr. Cherkasky joined Kroll in 1994, rising to the position of president and chief executive officer in 2001. Prior to joining Kroll, Mr. Cherkasky spent 16 years in the criminal justice system, including serving as chief of the Investigations Division for the New York County District Attorney’s Office.

Stephen R. Hardis	Director since 1998
Executive Committee Audit Committee (chair)

Mr. Hardis, age 70, was chairman of Eaton Corporation from 1996 until his retirement in 2000. Mr. Hardis joined Eaton in 1979, and was its chief executive officer from 1995 to 2000. He was Chairman of Axcelis Technologies, Inc. from 2000 until May 2005. He is a director of American Greetings Corporation, Axcelis Technologies, Inc., Lexmark International Corporation, Nordson Corporation, Progressive Corporation and Steris Corporation.

The Rt. Hon. Lord Lang of Monkton, DL	Director since 1997
Executive Committee Compensation Committee Directors and Governance Committee

Lord Lang, age 65, was a member of the British Parliament from 1979 to 1997. He served in the cabinet as president of the Board of Trade and secretary of state for trade and industry from 1995 to 1997 and as secretary of state for Scotland from 1990 to 1995. Lord Lang is chairman of BFS US Special Opportunities Trust plc and Thistle Mining Inc. He is also non-executive chairman of the Patrons of the National Galleries of Scotland and a governor of Rugby School, England.

Morton O. Schapiro	Director since 2002
Compensation Committee Directors and Governance Committee

Mr. Schapiro, age 52, is president of Williams College. Prior to joining Williams College, he was dean of the College of Letters, Arts and Sciences of the University of Southern California from 1994 to 2000, the University’s vice president for planning from 1999 to 2000 and chair of its Department of Economics from 1991 to 1994. Mr. Schapiro is a trustee of the Williamstown Theatre Festival, the Sterling & Francine Clark Art Institute, the College Board, the Massachusetts Museum of Contemporary Art and Hillel.

Adele Simmons	Director since 1978
Executive Committee Audit Committee

Mrs. Simmons, age 64, is vice chair of Chicago Metropolis 2020 and president of the Global Philanthropy Partnership. From 1989 to 1999, she was president of the John D. and Catherine T. MacArthur Foundation. Ms. Simmons is a director of the Shorebank Corporation. She is also a trustee of the Field Museum of Chicago and chair of the board of the Fair Labor Association.

STOCK OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table reflects the number of shares of our common stock which each director and each named executive officer, as defined below, has reported as owning beneficially or otherwise having a pecuniary interest in, and which all directors and executive officers of MMC have reported as owning beneficially as a group. These common stock holdings are as of February 28, 2006, except with respect to interests in MMC’s Stock Investment Plan and Stock Investment Supplemental Plan, which are as of December 31, 2005. The table also includes the number of shares of common stock beneficially owned by persons known to MMC to own more than 5% of our outstanding shares. The term “named executive officer” refers to MMC’s chief executive officer and the four other most highly compensated executive officers of MMC.

	Amount and Nature of Beneficial Ownership (1)
Name	Sole Voting and Investment Power	Other than Sole Voting and Investment Power (2)	Total
Leslie M. Baker, Jr.	—	—	—
Lewis W. Bernard	6,000	72,297	78,297
Zachary W. Carter	—	4,312	4,312
Michael G. Cherkasky	1,396	195,188	196,584
Robert F. Erburu	—	55,169	55,169
Oscar Fanjul	25,886	—	25,886
Simon V. Freakley	—	78,230	78,230
Charles E. Haldeman, Jr.	11,301	174,458	185,759
Stephen R. Hardis	22,000	27,568	49,568
Gwendolyn S. King	—	18,430	18,430
Lord Lang	6,260	7,971	14,231
David J. Morrison	16,115	171,163	187,278
Marc D. Oken	—	—	—
David A. Olsen	429,851	213,154	643,005
Morton O. Schapiro	—	8,683	8,683
Adele Simmons	149,550	38,631	188,181
Brian M. Storms	112,371	112,371	—
All directors and executive officers as a group (3)	839,957	4,155,600	4,995,557

Name	Amount Beneficially Owned	Percentage of Stock Outstanding as of December 31, 2005
Capital Research and Management Company (4) 333 South Hope Street Los Angeles, CA 90071	50,125,900	9.2%
Davis Selected Advisers, L.P. (5) 2949 East Elvira Road, Suite 101 Tucson, AZ 90210	27,314,881	5.0%
T. Rowe Price Associates, Inc. (6) 100 E. Pratt Street Baltimore, MD 21202	43,335,815	7.9%

(1)	No director or named executive officer beneficially owned more than 1% of the outstanding common stock, and all directors and executive officers as a group beneficially owned approximately .09% of the outstanding common stock.

(2)	This column includes shares of common stock that: (i) are held in the form of shares of restricted stock; (ii) are held indirectly for the benefit of such individuals or jointly, or directly or indirectly for certain members of such individuals’ families, with respect to which beneficial ownership in certain cases may be disclaimed; and/or (iii) represent such individuals’ interests in MMC’s Stock Investment Plan. This column also includes MMC stock units that are subject to issuance in the future with respect to the Directors Stock Compensation Plan, cash bonus deferral plans or MMC’s Stock Investment Supplemental Plan, and restricted stock units in the following aggregate amounts: Mr. Bernard, 72,297 shares; Mr. Carter, 4,312 shares; Mr. Cherkasky, 66,719 shares; Mr. Erburu, 55,169 shares; Mr. Freakley, 44,480 shares; Mr. Haldeman, 99,008 shares; Mr. Hardis, 27,568 shares; Ms. King, 18,030 shares; Mr. Morrison, 50,494 shares; Mr. Schapiro, 8,683 shares; Mrs. Simmons, 35,833 shares; Mr. Storms, 9,985 shares; and all directors and executive officers as a group, 952,168 shares. This column also includes shares of MMC common stock which may be acquired on or before April 28, 2006 through the exercise of stock options as follows: Mr. Freakley, performance options totaling 33,750 shares; Mr. Haldeman, 75,450 shares; Mr. Morrison, 24,000 shares and performance options totaling 33,750 shares; Mr. Storms, performance options totaling 37,500 shares; and all directors and executive officers as a group, 2,400,583 shares. Vested performance options will become exercisable on the trading day following the tenth consecutive trading day that the closing price of a share of MMC common stock on the New York Stock Exchange exceeds the grant price of the options by fifteen percent (15%) or more.

(3)	This group includes the individuals listed in the table, plus nine additional executive officers.

(4)	This information is based upon the number of shares of common stock listed in a Schedule 13G filed by Capital Research and Management Company, dated February 10, 2006.

(5)	This information is based upon the number of shares of common stock listed in a Schedule 13G/A filed by Davis Selected Advisers, L.P., dated March 15, 2006.

(6)	This information is based upon the number of shares of common stock listed in a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”), dated February 14, 2006. Price Associates has informed us that these shares are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. As stated in the 13G filing, Price Associates expressly disclaims beneficial ownership of these shares.

COMPENSATION OF EXECUTIVE OFFICERS

Report of the Compensation Committee of the Board of Directors

The information contained in this Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that MMC specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

This Report is furnished to the stockholders of MMC by the compensation committee of the board of directors. The Report reflects the committee’s executive compensation policies, programs and actions and describes the committee’s activities in response to MMC’s changing business environment in 2005.

General.  The committee consists solely of non-executive directors who are independent, as determined by the board of directors in accordance with MMC guidelines and the listing standards of the New York Stock Exchange.

The specific duties and responsibilities of the committee are described in the committee’s charter, which is available on MMC’s website at www.mmc.com. Pursuant to its charter, the committee reviews and approves MMC’s compensation policies and oversees the development and implementation of compensation programs for MMC’s chief executive officer and other senior executives. The committee determines the compensation of MMC’s chief executive officer, approves the compensation of other senior executives and makes recommendations to the board of directors with respect to equity-based plans.

Decision-Making Process.  The committee met 12 times in 2005. Typically, decisions relating to significant matters are presented to the committee and discussed at more than one meeting, to allow full consideration of implications and alternatives before a final decision is made. The committee has engaged an independent compensation consultant to assist it in performing its duties. Among other things, the compensation consultant provides data, offers professional observations regarding the compensation practices of comparable companies, and advises the committee on specific subjects that arise. The committee requested and received advice from the compensation consultant with respect to all significant matters addressed by the committee during 2005. The compensation consultant is retained by, and reports directly to, the committee. Where appropriate, the committee also obtains support from MMC’s human resources department.

Members of Putnam’s senior management group (including its chief executive officer, Mr. Haldeman) participate in a separate executive compensation program specifically designed to support Putnam’s business needs and reflect its marketplace. The committee’s actions with respect to Mr. Haldeman’s compensation are addressed in this Report; except as otherwise noted, the discussion provided below refers to MMC’s executive compensation program exclusive of Putnam.

Executive Compensation Philosophy and Approach

Generally.  The committee seeks to ensure that MMC’s executive compensation policies and programs attract and retain the most highly-qualified and capable professionals and motivate them to lead MMC and its diverse businesses. These policies and programs are designed individually and collectively to provide elements of compensation at levels, and with features, that will allow MMC to attain those goals. The committee also seeks to tie a substantial portion of senior executives’ long-term compensation to the long-term performance of MMC and MMC’s stock price.

Calendar Year 2005.  In 2005, MMC’s business environment was dramatically altered in the wake of events leading up to and resulting from MMC’s and Marsh’s Settlement Agreement. Thus, MMC’s critical and immediate objectives in 2005 were related to stabilizing its businesses, client base and workforce.

The committee reoriented its general executive compensation philosophy in 2005 to support these objectives. Due to significant turnover in MMC’s senior management ranks, the committee’s initial focus was to support MMC’s immediate need to build a strong senior management team to lead MMC and its operating companies through a challenging period of transition and uncertainty. The committee’s objective was to provide a measure of certainty regarding the tenure of management and their compensation. To achieve this objective, the committee focused on the retention of senior management and other key contributors and sought to compensate them in a manner that would encourage them to focus on stabilizing the businesses and positioning them for success beyond the transition period. Accordingly, the committee’s key activities included the design and implementation of: employment agreements for senior executives; targeted retention programs for key employees; and a stockholder-approved stock option exchange program. The committee’s actions relating to 2005 salaries, annual incentive awards, and long-term compensation, discussed below, were also intended to support these immediate objectives.

The committee also addressed longer-term objectives, such as the re-design of MMC’s annual and long-term incentive programs to suit MMC’s changing business environment. The re-designed programs reassert and deepen the focus of these programs on pay for performance through the use of pre-established financial and individual performance measures. They are intended to be used both for 2006 long-term incentive awards and the annual incentive plan for 2006 performance.

2005 Executive Compensation Actions

The principal components of compensation for senior executives of MMC and its subsidiaries are:

•	Base salary;

•	Annual performance-based incentive compensation; and

•	Long-term incentive compensation.

Base Salary

Base salaries of senior executives are intended to reflect their roles and responsibilities and be competitive within the relevant marketplace as to the availability of talent and compensation levels. In general, a senior executive’s base salary is adjusted when the committee determines that an adjustment is appropriate or necessary to reflect a change in the individual’s responsibilities, growth in his or her job role, or when market or internal equity conditions may warrant.

During 2005, Mr. Cherkasky’s annual base salary was increased (pursuant to his employment agreement) to $1 million. The increase was effective retroactively to October 14, 2004, to reflect his increased responsibilities as a result of his becoming MMC’s chief executive officer in October 2004. Also, Mr. Storms’ and Mr. Morrison’s annual base salaries were increased (pursuant to their respective employment agreements) to $1 million and $750,000, respectively, effective January 1, 2005. Mr. Storms’ base salary increase reflects his increased responsibilities as a result of becoming chairman and chief executive officer of Marsh (and, prior to that, his becoming president and chief executive officer of Mercer Human Resource Consulting) in 2005. Mr. Morrison’s base salary increase reflects his increased responsibilities as a result of MMC’s internal reorganization of operating segments, which gave a more prominent role within MMC to Mercer Management Consulting.

Base salaries for Mr. Freakley and Mr. Haldeman were unchanged in 2005. Mr. Freakley’s employment agreement provides for a base salary of £750,000. In connection with Mr. Freakley’s relocation to New York, his base salary was converted to US dollars as of January 1, 2005 using the currency exchange rate in effect at that time, resulting in a US dollar-based salary of $1,439,025 for 2005. Mr. Haldeman’s base salary in 2005 was $900,000.

Annual Performance-Based Incentive Compensation

In accordance with Section 162(m) of the Internal Revenue Code, annual incentive awards for MMC’s chief executive officer and four other most highly compensated executive officers (the “named executive officers”) were determined pursuant to a stockholder-approved performance plan. Under the plan, an annual incentive award pool was determined based on MMC’s net operating income performance. As permitted under the plan, the committee exercised its discretion to reduce the size of the amounts potentially payable pursuant to the plan’s award formula and approved annual incentive awards for these executives that reflected the committee’s judgment of the individuals’ and MMC’s 2005 performance.

The committee’s determination of the appropriate annual incentive award for each named executive officer was influenced by several factors, including the target range for annual bonus awards included in each individual’s employment agreement as well as market and competitive conditions. The committee also considered the 2005 performance of MMC and the 2005 performance of each named executive officer’s business unit (measured by net operating income), taking into account the effect of the Settlement Agreement. For Mr. Freakley, a portion of his 2005 annual incentive award was determined pursuant to a special bonus program that is based on Kroll’s revenue growth and operating margin targets for each year over a four-year performance period beginning in 2005. The committee’s decision to exercise its discretion to reduce the amounts potentially payable to each individual as determined under the plan’s award formula was based largely on subjective factors, principally the committee’s assessment of MMC’s extraordinary circumstances in 2005 and the extent of the individual’s success in addressing the significant challenges within his areas of responsibility. In this process, the committee also considered the chief executive officer’s recommendation and evaluation of the other named executive officer’s performance and ongoing role within the organization.

With the exception of Mr. Haldeman, the 2005 annual incentive awards for the named executive officers were made in the form of a cash bonus. Mr. Haldeman’s 2005 annual incentive award, which is comprised of both cash and restricted shares of Putnam Class B stock, was determined based on the considerations noted above for the other named executive officers.

The committee, with the assistance of its compensation consultant, began the process of re-designing the annual incentive program to enhance its focus on pay for performance through the use of pre-established MMC or operating company financial performance measures and individual performance measures. Awards for 2006 performance will be made under the re-designed annual incentive program.

Long-Term Incentive Compensation

Purpose.  The committee believes that retaining and motivating the senior executives of MMC by fostering stock ownership is essential to MMC’s success. Historically, the committee has relied on a combination of restricted stock and stock options to provide long-term incentives for senior executives to reinforce a longer-term perspective and to link senior executives’ financial interests over time with those of stockholders.

2005 MMC Program.  In March 2005, the committee made long-term incentive awards to the named executive officers in the form of performance-contingent stock options. The stock options have an exercise price equal to the fair market value of MMC common stock on the trading day immediately prior to the date of the grant and vest in annual installments as to one-quarter of the underlying shares over a four-year period commencing on the grant date. However, vested stock options may not be exercised unless and until the closing market price of MMC common stock exceeds the exercise price by at least 15% for ten consecutive trading days after the installment of stock options has vested. In May 2005, the committee made long-term incentive awards to a limited group of senior executives in the form of restricted stock grants which vest in January 2011, with no annual incremental vesting. The specific terms and conditions of Mr. Cherkasky’s 2005 long-term incentive awards are discussed in “CEO Compensation” below.

Individual award amounts reflect the committee’s judgment, which took into consideration a number of factors, including the named executive officer’s role, performance, and potential for future contributions to the long-term success of MMC. Within this framework, the value of long-term incentive awards for named executive officers (other than the chief executive officer) are approved by the committee based on the recommendations of the chief executive officer. The committee determines all awards to the chief executive officer.

Prospective MMC Program.  During 2005, the committee, with the assistance of its compensation consultant, began the process of re-designing MMC’s long-term incentive compensation program. Accordingly, MMC has restructured its long-term incentive compensation program, starting with its 2006 awards. The main objectives of the re-designed program are to:

•	Expand the “pay for performance” philosophy of MMC’s long-term incentive compensation program;

•	Align the perceived value of long-term incentive awards with the “cost” to MMC, especially in light of the changes in the accounting treatment for stock options; and

•	Provide for a more efficient use of shares of common stock.

The 2006 awards for senior executives (including the named executive officers other than Mr. Haldeman) consist of up to three different equity vehicles: performance-contingent stock options, three-year performance-based restricted stock units and three-year service-based restricted stock units. The performance-contingent stock options are similar to those granted in 2005. The payout of performance-based restricted stock units (payable in shares of MMC common stock) may range from 0–200% of the number of units granted, based on the achievement of objective, pre-determined MMC or operating company performance measures over a three-year performance period.

Putnam Program.  Long-term incentive compensation for Putnam senior executives is provided under a separate Putnam long-term incentive compensation program and is in the form of restricted stock awards and stock options with respect to shares of Putnam Class B stock. Putnam employees may also be considered for awards of MMC restricted stock and/or stock options from time-to-time, though no such awards were made in 2005. As noted above, a portion of Mr. Haldeman’s 2005 annual incentive award was in the form of restricted shares of Putnam Class B stock. While Mr. Haldeman did not receive any additional long-term incentive awards in 2005, he did receive restricted shares of Putnam Class B stock pursuant to the exchange program discussed in “Report on Repricing of Options” below.

Special Retention Awards

As noted above, during 2005 the committee implemented targeted retention programs providing for special long-term equity awards to selected key personnel at Marsh, Guy Carpenter and Putnam. These one-time awards were targeted to key contributors in the respective businesses below the level of executive officers. Generally, these awards vest over a period of at least four years, with a feature that accelerates vesting of a portion of an award if specified performance goals are met. These awards were intended to serve a dual function: stabilize the businesses by strengthening long-term retention of key contributors; and offer long-term performance incentives.

Employment Agreements

Historically, MMC had not entered into employment agreements with its senior executives, except in connection with acquisitions. As noted above, the committee determined that in 2005, in view of MMC’s immediate needs, it would be in the best interests of MMC to enter into written employment agreements with certain senior executives of MMC to document the terms and conditions of their employment. The committee believes that the use of employment agreements is advisable in this environment because the agreements clarify the respective rights and obligations of these executives and MMC and support MMC’s objective of retaining its key executives.

Accordingly, the committee reviewed and authorized employment agreements for Messrs. Cherkasky, Storms and Morrison in 2005 and for Mr. Haldeman in 2006 that reflect terms and conditions that the committee believes are reasonable and necessary to retain the services of these individuals. The employment agreements also include non-competition, non-solicitation, and confidentiality covenants for the benefit of MMC. Mr. Freakley entered into an employment agreement in connection with MMC’s acquisition of Kroll in July 2004. For a further description of these employment agreements, see “Employment Agreements” beginning on page 38.

Report on Repricing of Options

As noted above, a key objective of the committee during 2005 was the retention and motivation of key contributors in an environment of uncertainty. The committee concluded that as a result of the substantial number of outstanding stock options that became significantly underwater (i.e., the exercise price exceeded the then current market price for MMC common stock) in late 2004 and remained underwater in 2005, the effectiveness of MMC’s long-term incentive compensation program was significantly weakened at a particularly challenging time for MMC.

Accordingly, the committee considered the merits of, and issues associated with, implementing a stock option exchange program. The committee, with significant background and analysis provided by its independent advisors, concluded that stockholder interests would be best served by a stock option exchange program conforming to the prevailing “best practices” in the marketplace. Thus, the committee adopted a stock option exchange program (the “MMC Option Exchange Program”), which was presented to and approved by stockholders at MMC’s 2005 annual meeting of stockholders.

Exchanges under the MMC Option Exchange Program were made on July 1, 2005. Under the terms of the MMC Option Exchange Program, eligible optionholders were given a one-time opportunity to exchange certain underwater MMC stock options for new unvested MMC stock options representing the right to purchase fewer shares of MMC common stock, with an exercise price equal to the fair market value of MMC common stock on the date of the exchange. The MMC Option Exchange Program was designed to reinforce the retention and motivation value of the stock options and balance the interests of employees and stockholders by incorporating a number of marketplace “best practices”:

•	The MMC Option Exchange Program was designed to reduce the overall number of shares of MMC common stock subject to outstanding stock options, thereby reducing the overall potential dilutive effect of MMC’s equity compensation plans;

•	Only stock options that were underwater by 25% or more on the date the exchange was approved by stockholders were eligible for the MMC Option Exchange Program. This meant that only stock options with an exercise price of $38.68 or higher were eligible to be replaced;

•	Exchange ratios were set with the intention that optionholders receive stock options with a Black-Scholes fair value equal to 90% of the Black-Scholes fair value of the replaced stock options;

•	Replacement stock options are subject to a vesting schedule of at least two years, regardless of whether the exchanged options were partially or wholly vested prior to their exchange; and

•	Current and former executive officers subject to Section 16 under the Securities Exchange Act of 1934 (“Section 16”) prior to 2005 were excluded from the MMC Option Exchange Program. Executive officers who became subject to Section 16 in 2005 were eligible to participate.

Eligible optionholders elected to exchange stock options covering approximately 42 million shares, which MMC immediately cancelled, for new stock options covering approximately 16 million shares. Pursuant to the terms of the MMC Option Exchange Program, the excess shares subject to cancelled stock options (approximately 26 million shares), are no longer available for future awards, reducing the potential dilutive effect of MMC’s equity compensation plans. Under the provisions of FAS 123(R), no incremental expense was recognized by MMC for financial reporting purposes as a result of the MMC Option Exchange Program.

As noted above, current and former executive officers as of December 31, 2004 were excluded from the MMC Option Exchange Program. Mr. Morrison, Mr. Storms and Salvatore Zaffino, who became subject to Section 16 in 2005, were eligible to participate. The following table provides information with respect to their participation in the MMC Option Exchange Program.

Name	Date	Number of Securities Underlying Options Repriced or Amended (#)	Market Price of Stock at Time of Repricing or Amendment ($)	Exercise Price at Time of Repricing or Amendment ($)	Number of New Options Received (#)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing or Amendment (Years)
David Morrison	7/1/2005	40,000	27.86	43.6250	14,815	27.86	4.71
	7/1/2005	60,000	27.86	46.1000	22,224	27.86	5.70
	7/1/2005	60,000	27.86	56.0000	16,667	27.86	6.72
	7/1/2005	90,000	27.86	42.9900	45,000	27.86	7.72
	7/1/2005	35,000	27.86	46.1400	16,667	27.86	8.71

Brian Storms	7/1/2005	50,000	27.86	43.6200	26,316	27.86	8.97

Salvatore Zaffino	7/1/2005	30,000	27.86	43.6250	11,112	27.86	4.71
	7/1/2005	70,000	27.86	46.1000	25,926	27.86	5.70
	7/1/2005	100,000	27.86	56.0000	27,778	27.86	6.72
	7/1/2005	110,000	27.86	42.9900	55,000	27.86	7.72
	7/1/2005	48,000	27.86	46.1400	22,858	27.86	8.71

Putnam Stock Option Exchange

Also in 2005, the committee addressed similar concerns with respect to outstanding stock options covering shares of Putnam Class B stock under a separate Putnam long-term incentive compensation program. Due to the decline in the fair market value of Putnam’s stock, a substantial number of outstanding options to purchase Putnam Class B shares were significantly underwater and were therefore, in the committee’s view, ineffective as retention or incentive tools for future performance. The committee, with background and analysis provided by its independent advisors, approved a stock option exchange program (the “Putnam Option Exchange Program”). The Putnam Option Exchange Program was similar to the MMC Option Exchange Program, except that: (i) stock options were exchanged for restricted shares of Putnam Class B stock with a value equal to the value of the exchanged options using the Black-Scholes option valuation method (under the MMC Option Exchange Program participants received replacement stock options with a value equal to 90% of the Black-Scholes fair value of the exchanged options); and (ii) Mr. Haldeman was not excluded from the Putnam Option Exchange Program.

Exchanges under the Putnam Option Exchange Program were made on September 29, 2005. Under the terms of the Putnam Option Exchange Program, eligible holders of options to purchase Putnam Class B shares with an exercise price equal to or greater than $37.68 were given the opportunity to elect to exchange their options for restricted shares of Putnam Class B stock with a value equal to the value of the exchanged options using the Black-Scholes option valuation method. These restricted shares will vest on September 1, 2007, conditioned upon continued employment with Putnam, regardless of whether the exchanged options were partially or wholly vested or exercisable prior to their exchange.

As set forth in the following table, Mr. Haldeman elected to exchange two prior grants of stock options covering a total of 99,200 Putnam Class B shares under the Putnam Option Exchange Program for a total of 14,226 shares of Putnam Class B restricted stock with a grant date fair market value of $28.26 per share and an aggregate grant date value of $402,027.

Name	Date	Number of Putnam Class B Shares Underlying Options Repriced or Amended (#)	Market Price of Putnam Class B Shares at Time of Repricing or Amendment ($)	Exercise Price at Time of Repricing or Amendment ($)	Number of Putnam Class B Shares Received (#)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing or Amendment (years)
Charles E. Haldeman	9/29/2005	19,200	28.26	45.31	2,303	n/a	7
	9/29/2005	80,000	28.26	39.57	11,923	n/a	8

In total, eligible optionholders elected to exchange stock options covering approximately 2.2 million shares of Putnam Class B stock for approximately 140,000 shares of Putnam Class B restricted stock.

CEO Compensation

Mr. Cherkasky joined MMC in connection with MMC’s acquisition of Kroll in July 2004 and at that time his employment was governed by the terms of an employment agreement that contemplated his continuing employment with Kroll. When Mr. Cherkasky became MMC’s chief executive officer in October 2004, the committee decided to reevaluate the terms of his employment arrangement in light of his expanded role and responsibilities as chief executive officer of MMC and to enter into a new employment agreement with him to provide certainty and clarity regarding his terms of employment.

The committee, with advice from its independent advisors, considered the terms of a new employment agreement with Mr. Cherkasky during the first part of 2005. The new employment agreement was executed on July 25, 2005. The committee believes that the employment agreement is reasonable and was necessary to retain and motivate Mr. Cherkasky, and incorporates proper levels and forms of compensation to incent his ongoing performance and contributions to MMC.

In considering whether to enter into an employment agreement with Mr. Cherkasky, the committee took note of Mr. Cherkasky’s leadership and accomplishments at a critical time for MMC. Mr. Cherkasky moved quickly to negotiate the Settlement Agreement with the Office of the New York State Attorney General and the New York State Insurance Department in January 2005. He assembled a strong management team and developed a plan to stabilize MMC, strengthen its corporate governance and compliance, and address long-term financial performance. Mr. Cherkasky also moved aggressively to strengthen relationships with key constituencies of MMC, including employees, clients, stockholders and regulators.

The material elements of Mr. Cherkasky’s 2005 compensation were addressed in the employment agreement. Pursuant to the agreement, Mr. Cherkasky received a base salary of $1 million in 2005 and an annual incentive bonus for 2005 of $2.5 million. The agreement also provided for a retention award of three-year restricted stock with a grant-date value of $3.75 million and a performance-based stock option award with a grant-date value of $3.75 million. The stock option award vests in equal annual installments over three years, but may not be exercised unless and until the market price of MMC common stock exceeds the exercise price by at least 15% for at least 30 consecutive trading days after the installment has vested.

Other significant terms and conditions of Mr. Cherkasky’s employment agreement are as follows:

Term:  An initial term of three years commencing July 20, 2005, with automatic renewal for successive one-year terms unless either party notifies the other than it does not wish to renew the agreement.

Compensation:  (a) Base salary: $1 million; (b) Annual incentive bonus target: range of 150% to 300% of annual base salary; (c) Long-term incentive award: a mix of long-term equity incentive compensation awards with a combined annual target value of $5 million.

Non-renewal of Agreement:  If MMC does not renew the agreement, then upon Mr. Cherkasky’s subsequent termination of employment (other than for cause, as defined in the agreement) all equity awards previously granted under the agreement will vest and, if notice of non-renewal is provided before Mr. Cherkasky attains age 62, he would be entitled to receive an amount equal to his base salary and three-year average incentive bonus.

Severance Upon Termination of Employment:  If, during the term of the agreement, Mr. Cherkasky’s employment is terminated by MMC other than for cause (as defined in the agreement) or if he resigns for good reason (as defined in the agreement), he would be entitled to receive an amount equal to two times the sum of his base salary and three-year average incentive bonus, a prorated annual incentive bonus for the year of termination of employment based on the degree of achievement of goals under the bonus program, and full vesting of all outstanding equity awards.

Severance Upon Termination of Employment in Connection with a Change in Control:  If, during the term of the agreement, Mr. Cherkasky’s employment is terminated other than for cause (as defined in the agreement) or if he resigns for good reason (as defined in the agreement) in connection with a change in control (as defined in the agreement), he would be entitled to receive an amount equal to three times the sum of his base salary and three-year average incentive bonus, a prorated annual incentive bonus for the year of termination of employment based on the greater of his target bonus or a three-year average bonus, and full vesting of all outstanding equity awards.

Release of Claims/Restrictive Covenants:  Payments made to Mr. Cherkasky in connection with his termination of employment are generally subject to his delivery to MMC of a general release of claims. Under the agreement, for 24 months following

Mr. Cherkasky’s termination of employment (12 months, in certain cases), he will be subject to certain non-competition and non-solicitation covenants.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a limit of $1 million on the amount of compensation that may be deducted for federal income tax purposes by MMC with respect to the compensation of its chief executive officer and four other most highly compensated executive officers. However, this limitation does not apply to “performance-based” compensation, as defined under the federal income tax regulations. The committee considers the impact of this limitation when developing and implementing MMC’s executive compensation programs and endeavors to have the compensation payable to the named executive officers qualify as “performance-based” and, therefore, be fully deductible for federal income tax purposes. The committee recognizes, however, that maintaining flexibility in the design and delivery of compensation is in the best interests of MMC and its stockholders. Accordingly, from time to time the committee may approve compensation that furthers important objectives, such as the recruitment and retention of key employees, but that may not be deductible for federal income tax purposes.

Conclusion

MMC faced many challenges in 2005, which put unique demands on the frequency, nature, and prominence of the committee’s work. It was a transitional year for MMC and, consequently, for the committee. The committee addressed critical immediate compensation, organizational and management issues throughout 2005, while taking the initial steps with management to create compensation programs incorporating “pay-for-performance” principles that reflect MMC’s situation as a changed company with new business imperatives and performance expectations.

Submitted by the Compensation Committee
of the MMC Board of Directors

Lewis W. Bernard (Chairman)	The Rt. Hon. Lord Lang of Monkton, DL
Robert F. Erburu	Morton O. Schapiro
Oscar Fanjul

Summary Compensation Table

The following table sets forth cash and other compensation paid or earned for services rendered in 2005, 2004 and 2003 for MMC’s named executive officers. The 2004 amounts shown for Messrs. Cherkasky, Storms and Freakley reflect amounts paid to them for the portion of the year during which they were employed by MMC.

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Other Annual Compen- sation ($) (2)	Restricted Stock Awards ($) (3)	Securities Underlying Options (#) (4)	2005 Grant Date Value of Stock Options ($) (5)	All Other Compen- sation ($) (6)	2005 Total Reported Compen- sation ($) (7)
Michael G. Cherkasky	2005	1,000,000	2,500,000	12,820	3,750,010	426,621	3,336,176	125,636	10,724,642
President and Chief	2004	373,965	600,000	0	3,000,020	0		45,369
Executive Officer
Marsh & McLennan
Companies, Inc.

Charles E. Haldeman	2005	900,000	12,600,000	105,593	402,027(8)	0	0	534,392	14,542,012
President and Chief	2004	900,000	12,600,000	33,826	0	0		391,458
Executive Officer	2003	483,333	12,600,082	0	0	45,000		115,408
Putnam Investments						80,000(9)

Brian Storms	2005	1,000,000	3,000,000	0	1,925,039	176,316	1,160,591	22,380	7,108,010
Chairman and Chief	2004	243,750	4,350,000	0	390,006	50,000		6,080
Executive Officer
Marsh Inc.

Simon Freakley	2005	1,439,025	1,939,025	64,000	0	135,000	881,550	30,246	4,353,846
President and Chief	2004	719,513	673,728		2,000,043	0		30,246
Executive Officer
Kroll Inc.

David J. Morrison	2005	750,000	2,000,000	3,500	502,863	250,373	1,675,480	114,203	5,046,046
President and Chief	2004	650,000	975,000	3,400	955,098	35,000		120,888
Executive Officer	2003	650,000	800,015	3,500	421,302	90,000		88,476
Mercer Management
Consulting, Inc.

(1)	The bonus amounts shown in the table for 2005 represent awards payable in 2006 based on MMC, operating company (as appropriate), and individual performance during 2005. The 2005 annual bonus is paid in cash, except for Mr. Haldeman’s annual bonus, which is comprised of both cash and $3,200,000 of restricted shares of Putnam Class B stock granted to Mr. Haldeman in March 2006 for 2005 performance. All grants of restricted shares of Putnam Class B stock include the right to dividend payments equal in amount to dividends paid on the outstanding shares of Putnam Class A stock. The restricted shares vest at a rate of 25% per year beginning with the first anniversary of the date of the grant. Upon certain corporate events affecting Putnam or MMC, vesting of restricted shares of Putnam Class B stock may be accelerated.

The amount shown in the table for Mr. Freakley for 2005 includes $500,000 awarded to him for 2005 performance pursuant to the Kroll Leadership Bonus Plan that is based on Kroll’s revenue growth and operating margin targets over a four-year performance period beginning in 2005. Of that amount, $125,000 was paid in 2006 and the remaining $375,000 will vest and be paid in equal installments in 2007, 2008 and 2009.

The amount shown in the table for Mr. Storms for 2004 includes a $3.7 million one-time sign-on bonus paid in cash pursuant to his initial terms of employment with Mercer in June 2004. The sign-on bonus was paid in two installments: $2 million on or about December 31, 2004 and $1.7 million on or about December 31, 2005.

(2)	The amounts shown on the table include the aggregate incremental cost to MMC of perquisites provided to the named executive officers. In accordance with Securities and Exchange Commission regulations, if a named executive officer receives personal benefits that exceed $50,000, these benefits are required to be included in the “Other Annual Compensation” column, and any benefit that exceeds 25% of the officer’s total benefits is required to be disclosed in a footnote. The Securities and Exchange Commission recently issued interpretive guidance regarding the disclosure of personal benefits and proposed to lower the threshold for disclosure to $10,000. MMC has decided to voluntarily adopt the lower threshold for 2005.

Personal benefits reported under “Other Annual Compensation” for 2005 include financial and tax planning services, personal use of an aircraft provided by Putnam and automobile and temporary housing expenses in connection with a change in principal work location.

MMC offers a personal financial and tax planning services benefit to its senior executives, including the named executive officers. Messrs. Cherkasky and Morrison used this benefit in 2005, and the incremental cost to MMC of such benefit in 2005 is shown in the table below, in the column entitled “Tax & Financial Services”. Putnam owns fractional shares in an aircraft and allows Mr. Haldeman to use the aircraft for personal use as well as business use. The value of Mr. Haldeman’s personal use of the aircraft in 2005 was measured by the aggregate incremental operating costs to Putnam for Mr. Haldeman’s personal flights. This amount is shown in the table below, in the column entitled “Personal use of Putnam-owned fractional shares in an Aircraft”. In 2005, Mr. Freakley’s principal work location was changed from London, England to New York City. MMC paid eight months of temporary housing expenses in connection with Mr. Freakley’s relocation to New York City. The incremental cost to MMC of such expenses in 2005 is shown in the table below, in the column entitled “Temporary Housing”.

The perquisites and personal benefit amounts for 2005 that are described above are detailed in the following table:

Name	Tax & Financial Services	Personal use of Putnam-owned fractional shares in an Aircraft	Temporary Housing	Total
Mr. Cherkasky	$12,820	N/A	N/A	$12,820
Mr. Haldeman	0	$105,593	N/A	105,593
Mr. Storms	0	N/A	N/A	0
Mr. Freakley	0	N/A	$64,000	64,000
Mr. Morrison	3,500	N/A	N/A	3,500

(3)	Except with respect to Mr. Haldeman, the amounts shown in the table for 2005 reflect the value, as of the date of grant, of restricted stock or restricted stock units of MMC granted during 2005, as set forth in the table below:

Name	5-Year MMC Restricted Shares (#)	3-Year MMC Restricted Shares (#)	Total Value of MMC Restricted Shares on Date of Grant	3-Year MMC Restricted Stock Units (#)	Total Value of MMC Restricted Stock Units on Date of Grant	Total Grant Value
Mr. Cherkasky	0	128,469	$3,750,010	0	$0	$3,750,010
Mr. Haldeman	0	0	0	0	0	0
Mr. Storms	0	55,945	1,600,027	9,985	325,012	1,925,039
Mr. Freakley	0	0	0	0	0	0
Mr. Morrison	17,500	0	502,863	0	0	502,863

During the applicable vesting and restricted periods, holders of shares of restricted stock receive the same dividend payments as those paid on the outstanding shares of common stock, and holders of restricted stock units receive dividend equivalent payments that are equal in amount to dividends paid on shares of the outstanding shares of common stock. Vesting of restricted stock and restricted stock units may be accelerated upon a change in control. A “change in control” means generally any of the following: any person or group becoming the owner of securities with 50% or more of the voting power of MMC; within a two-year period (with certain exceptions) a change in directors constituting a majority of the MMC board; stockholder approval of a merger or consolidation of MMC resulting in MMC stockholders not owning securities with 50% or more of the voting power of the surviving entity; and stockholder approval of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of MMC’s assets. Under the MMC Special Severance Pay Plan, certain holders of restricted stock or awards in lieu of restricted stock with at least ten years of service may receive payment in shares of stock upon forfeiture of their awards if their employment with MMC or one of its subsidiaries terminates. The amount of such payment is based on years of service, with the individual receiving up to a maximum of 90% of the value of the restricted shares after 25 years of service, subject to the individual’s compliance, to the satisfaction of MMC, with non-solicitation obligations.

The amount shown in the table for Mr. Haldeman reflects the value, as of the date of grant, of restricted shares of Putnam Class B stock granted during 2005, as set forth in footnote 9 to the table.

As of December 31, 2005, each individual listed in the Summary Compensation Table had outstanding restricted stock and restricted stock units of MMC with an aggregate value (using the closing price of common stock on the New York Stock Exchange Consolidated Transaction Reporting System on December 30, 2005 of $31.76) as follows:

Name	MMC Restricted Shares (#)	2005 Year-end Value of MMC Restricted Shares	MMC Restricted Units (#)	2005 Year-end Value of MMC Restricted Stock Units
Mr. Cherkasky	128,469	$4,080,175	66,719	$2,118,995
Mr. Haldeman	0	0	99,008	3,144,494
Mr. Storms	64,886	2,060,779	9,985	317,124
Mr. Freakley	0	0	44,480	1,412,685
Mr. Morrison	62,800	1,994,528	14,459	459,218

In addition, on December 31, 2005, Mr. Haldeman had 276,508 restricted Putnam Class B Shares with an estimated aggregate value of $7,921,954. This amount is based on a valuation methodology for determining the fair market value of Putnam Class B Shares which on December 31, 2005 was $28.65 per share.

(4)	Amounts shown in the table represent options to purchase shares of MMC common stock, with the exception of one grant to Mr. Haldeman in 2003, which is addressed in footnote 9 to the table.

In 2005, MMC stockholders approved the MMC Option Exchange Program, under which eligible optionholders were allowed to make a one-time exchange of certain deeply underwater outstanding stock options for new unvested stock options representing the right to purchase fewer shares with an exercise price equal to the fair market value of MMC common stock at the time of the exchange. The program was designed so that each new option would have a Black-Scholes value equal to approximately 90% of the Black-Scholes value of the exchanged option. Current or former executive officers covered by Section 16 of the Securities Exchange Act of 1934 prior to 2005 were excluded from participating in the option exchange program. Messrs. Storms and Morrison were eligible to participate because they did not become subject to Section 16 until 2005. Amounts shown in the table for 2005 for Messrs. Storms and Morrison include options granted on July 1, 2005 pursuant to the MMC Option Exchange Program. Mr. Storms exchanged 50,000 stock options granted to him in 2004 (with an exercise price of $43.62) for 26,316 stock options with an exercise price of $27.86 (the fair market value on the date of grant). Mr. Morrison exchanged 285,000 stock options, including the stock options granted to him in 2003 and 2004 (with exercise prices of the exchanged options ranging from $42.99 to $56.00), for 115,373 stock options with an exercise price of $27.86 (the fair market value on the date of grant).

(5)	Amounts shown in the table represent the grant date fair market value of options granted in 2005 as computed for financial statement reporting purposes (FAS 123(R)) using the Black-Scholes or binomial option valuation method. The amounts shown in the table for Messrs. Storms and Morrison include $181,091 and $793,930, respectively, attributable to stock options received by them pursuant to the MMC Option Exchange Program described in footnote 4 to the table. The variables and methodology used to determine the fair value for each option grant are included in the “Option Grants in 2005” table, below. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the stock relative to the exercise price per share at the time the stock option is exercised.

(6)	Amounts shown in the “All Other Compensation” column for 2005 reflect (a) company matching contributions under the MMC Stock Investment Plan and Stock Investment Supplemental Plan for Messrs. Cherkasky and Morrison, (b) contributions by Putnam to the Putnam Profit Sharing Retirement Plan and Executive Deferred Compensation Plan for Mr. Haldeman, and (c) dividends and dividend equivalents in respect of restricted shares and restricted stock units of MMC (and, in addition, in the case of Mr. Haldeman, Putnam Class B restricted shares). The MMC Stock Investment Plan and the Putnam Profit Sharing Retirement Plan are qualified defined contribution retirement plans and the MMC Stock Investment Supplemental Plan and the Putnam Executive Deferred Compensation Plan are nonqualified defined contribution retirement plans.

In connection with the sale of the assets of MMC Capital in May 2005 (see “Transactions with Management and Others; Other Information” below), the Trident III ESC, L.P. (the “Trident III ESC”), an investment partnership which was open to certain MMC employees, was substantially discontinued. Participating employees were given the opportunity to receive a distribution of their principal, less certain organizational expenses incurred by Trident III ESC. MMC reimbursed those participants for the organizational expenses, net of withholding taxes. Mr. Morrison received a payment of $21,450 representing MMC’s reimbursement of his prorata portion of the organizational expenses.

These amounts for 2005 are itemized in the following table:

Name	Matching Contribution to Qualified Defined Contribution Retirement Plans ($)	Matching Contribution to Nonqualified Defined Contribution Retirement Plans ($)	Dividends and Dividend Equivalents ($)	Reimbursement in respect of Trident III ESC Distribution ($)	Total ($)
Mr. Cherkasky	6,438	51,989	67,209	N/A	125,636
Mr. Haldeman	31,500	103,500	399,392	N/A	534,392
Mr. Storms	0	0	22,380	N/A	22,380
Mr. Freakley	0	0	30,246	N/A	30,246
Mr. Morrison	8,125	35,250	49,378	21,450	114,203

(7)	Amounts shown in this column represent the sum of the dollar amounts shown for 2005 in the other columns in the table.

(8)	The amount shown in the table for Mr. Haldeman reflects the value, as of the date of grant, of restricted shares of Putnam Class B stock granted to him in 2005. During 2005, Mr. Haldeman participated in a program at Putnam (the “Putnam Option Exchange Program”) pursuant to which holders of certain deeply underwater outstanding options to purchase Putnam Class B shares were permitted to elect to exchange their options for restricted shares of Putnam Class B stock with a value equal to the value of the exchanged options using the Black-Scholes option valuation method. Mr. Haldeman was granted 14,226 shares of Putnam Class B restricted stock pursuant to the Putnam Option Exchange Program with a grant date fair market value of $28.26 per share for an aggregate grant date value of $402,027. These restricted shares will vest on September 1, 2007, contingent on continued employment with Putnam.

(9)	The amount shown in the table for Mr. Haldeman represents options to purchase shares of Putnam Class B stock. These options were cancelled in 2005 when Mr. Haldeman elected, pursuant to the Putnam Option Exchange Program described in footnote 8 to the table, to exchange this grant, as well as a 2002 option grant covering 19,200 shares of Putnam Class B stock, for 14,226 restricted shares of Putnam Class B stock.

Option Grants in 2005

The table below describes MMC stock options granted in 2005. Stock options granted to named executive officers in 2005 (other than stock options granted pursuant to the MMC Option Exchange Program) included a performance contingency. The stock options may not be exercised unless the price of MMC common stock exceeds the grant date price by at least 15% for at least ten consecutive trading days (30 consecutive trading days, in the case of Mr. Cherkasky’s stock option grant) after the options have vested.

In 2005, MMC stockholders approved the MMC Option Exchange Program, under which eligible optionholders were allowed to make a one-time exchange of certain deeply underwater outstanding stock options for a lesser number of new unvested stock options representing the right to purchase fewer shares with an exercise price equal to the fair market value of MMC common stock at the time of the exchange. The program was designed so that each new option would have a Black-Scholes value equal to approximately 90% of the Black-Scholes value of the exchanged option. Current or former executive officers covered by Section 16 of the Securities Exchange Act of 1934 prior to 2005 were excluded from participating in the option exchange program. Messrs. Storms and Morrison were eligible to participate because they did not become subject to Section 16 until 2005. Option grants made in 2005 to Messrs. Storms and Morrison pursuant to the MMC Option Exchange Program are detailed in footnotes 5 and 6 below.

	Individual Grants (1)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in 2005	Exercise Price ($/share)	Grant Date	Expiration Date		Grant Date Fair Market Value ($) (2)
Michael G. Cherkasky (3)	426,621	1.2873%	29.190	7/28/2005	7/28/2015		3,336,176
Charles E. Haldeman	—	—	—	—	—		—
Brian Storms (4)	150,000	0.4526%	30.505	3/16/2005	3/16/2015		979,500
Brian Storms (5)	26,316	0.0794%	27.860	7/01/2005	6/21/2014		181,091
Simon Freakley (4)	135,000	0.4074%	30.505	3/16/2005	3/16/2015		881,550
David J. Morrison (4)	135,000	0.4074%	30.505	3/16/2005	3/16/2015		881,550
David J. Morrison (6)	115,373	0.3481%	27.860	7/01/2005	3/16/2010 3/17/2014	–	793,930

(1)	In the event of a change in control of MMC (as described in footnote 3 to the Summary Compensation Table above), all stock options will become fully exercisable and vested, and any restrictions contained in the terms and conditions of the option grants shall lapse. If any payments made in connection with a change in control are subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended, MMC will increase the option holder’s payment as necessary to restore such option holder to the same after-tax position had such excise tax not been imposed.

(2)	Amounts shown in the table represent the grant date fair market value as computed for financial statement reporting purposes under FAS 123(R) using the following variables to determine the grant date fair value for each option grant. The grant date fair value for the March 16, 2005 and July 1, 2005 grants were determined using the Black-Scholes option valuation methodology. The grant date for the July 28, 2005 grant was determined using a binomial option valuation methodology.

Grant Date	MMC Stock Fair Market Value on Date of Grant	Dividend Yield	Volatility	Risk Free Rate of Return	Expected Life of Option (years)	Black-Scholes Value
3/16/2005	$30.505	2.19%	17.90%	4.49%	6.7	$6.53
7/1/2005	$27.860	2.44%	29.00%	3.75%	5.0	$6.88
7/28/2005	$29.190	2.30%	29.00%	4.07%	4.7	$7.82

(3)	Stock options vest at a rate of 33.33% on each of the first three anniversaries of the date of grant. The stock options may not be exercised unless the average price of MMC common stock exceeds the grant date price by at least 15% for thirty consecutive trading days after the options have vested.

(4)	Stock options vest at a rate of 25% on each of the first four anniversaries of the date of grant. The stock options may not be exercised unless the closing price of MMC common stock exceeds the grant date price by at least 15% for ten consecutive trading days after the options have vested.

(5)	Stock options were granted pursuant to the MMC Option Exchange Program. Under the terms of the MMC Option Exchange Program, these stock options vest and become exercisable on the later of the second anniversary of the date of grant or the original vesting date of the exchanged options. For this grant, 19,737 options will vest and become exercisable on July 1, 2007 and 6,579 will vest and become exercisable on June 21, 2008.

(6)	Stock options were granted pursuant to the MMC Option Exchange Program. Under the terms of the MMC Option Exchange Program, these stock options vest and become exercisable on the later of the second anniversary of the date of grant or the original vesting date of the exchanged options. For this grant, 111,206 options will vest and become exercisable on July 1, 2007 and 4,167 will vest and become exercisable on March 17, 2008.

Aggregated Option Exercises in 2005 & Year-End Option Values

The following table sets forth certain information concerning stock options exercised during 2005 and the number and value of unexercised in-the-money options at December 31, 2005. None of the named executive officers exercised stock options in 2005.

			Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(1)
	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Michael G. Cherkasky	—	—	—	426,621	—	1,096,416
Charles E. Haldeman (2)	—	—	64,200	36,400	—	—
Brian Storms (3)	—	—	—	176,316	—	290,882
Simon Freakley	—	—	—	135,000	—	169,425
David J. Morrison (3)	—	—	24,000	250,373	—	619,380

(1)	The value of unexercised in-the-money stock options at December 31, 2005 is presented pursuant to Securities and Exchange Commission rules and is based on the excess of the fair market value of MMC common stock on December 31, 2005 over the stock option exercise price. Fair market value with respect to MMC common stock is based on the closing price on the New York Stock Exchange composite price index on December 30, 2005 of $31.76 and, with respect to the Putnam Class B Shares, is based on a specified valuation methodology for determining fair market value which at December 31, 2005 was $28.65 per share. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the stock relative to the exercise price per share at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

(2)	As discussed in footnote 9 to the Summary Compensation Table on page 32, Mr. Haldeman participated in the Putnam Option Exchange Program, pursuant to which options to purchase 99,200 shares of Putnam Class B shares were cancelled.

(3)	As discussed in footnote 4 to the Summary Compensation Table on page 32, Messrs. Storms and Morrison participated in the MMC Option Exchange Program under which eligible optionholders were allowed to make a one-time exchange of certain deeply underwater outstanding stock options for new unvested stock options representing the right to purchase fewer shares with an exercise price equal to the fair market value of MMC common stock at the time of the exchange. Mr. Storms exchanged 12,500 exercisable stock options and 37,500 unexercisable stock options for 26,316 unexercisable stock options. Mr. Morrison exchanged 198,750 exercisable stock options and 86,250 unexercisable stock options for 115,373 unexercisable stock options.

United States Retirement Program

MMC maintains a United States Retirement Program consisting of the tax-qualified Marsh & McLennan Companies Retirement Plan and the nonqualified Benefit Equalization Plan and Supplemental Retirement Plan. For participants who are eligible for all three plans, annual benefits payable at age 65 in the form of a straight-life annuity are determined generally by the following formula:

•	2% of eligible salary for each of the first 25 years of eligible benefit service; plus

•	1.6% of eligible salary for each of the next 5 years of eligible benefit service; plus

•	1.0% of eligible salary for each year of eligible benefit service over 30 years.

The above sum is reduced by an amount representing the participant’s estimated Social Security benefit.

For periods of service beginning on January 1, 2006, “eligible salary” for the purposes of calculating the United States Retirement Program benefit is determined under a career average salary approach; previously it was determined under a final average salary approach. With the career average approach, participants earn a pension benefit each month based on their eligible salary for that month. With the final average salary approach, participants earned pension benefits based on their highest 60 consecutive months of eligible salary (typically their final 60 months of employment with MMC). Under either the career average or final average salary approach, the compensation taken into account for a particular year consists of regular salary as disclosed in the “Salary” column of the Summary Compensation Table and excludes bonuses and other forms of compensation not regularly received.

Benefits accrued as of December 31, 2005 for participants who had at least 10 years of vesting service and were at least age 50 as of December 31, 2005 will be increased in proportion to the increase in their final average salary from January 1, 2006 to their actual date of termination.

Neither Mr. Haldeman nor Mr. Freakley participates in any MMC-sponsored defined benefit plans. For the other named executive officers, the total estimated annual benefits payable under the United States Retirement Program at age 65 in the form of a straight-life annuity are as follows: Mr. Cherkasky $233,000; Mr. Storms $365,000; and Mr. Morrison $461,000. These estimates were calculated based on the following assumptions: these individuals’ employment will continue uninterrupted until their 65th birthday; eligible salary will increase at an annual rate of 4.0%; cost of living will increase at an annual rate of 2.5%; and the Social Security Taxable Wage Base will increase at an annual rate of 3.0%.

Employment Agreements

Mr. Cherkasky

Mr. Cherkasky was president and chief executive officer of Kroll before its acquisition by MMC in July 2004. In connection with the acquisition, Kroll and Marsh USA, Inc. entered into an employment agreement with Mr. Cherkasky that contemplated his continuing employment with Kroll.

On July 25, 2005, MMC entered into a new employment agreement with Mr. Cherkasky. This new agreement replaces and supersedes his prior employment agreement. The agreement is effective as of July 20, 2005 and has an initial term of three years. The agreement will automatically renew for successive one-year terms unless either party notifies the other that it does not wish to renew the agreement. If MMC does not renew the agreement, then upon the subsequent termination of Mr. Cherkasky’s employment (other than for cause, as defined in the agreement), equity awards granted under the agreement will vest and, if notice of non-renewal is provided before Mr. Cherkasky attains age 62, he will be entitled to a payment equal to one-times his base salary and the average annual bonus paid over the prior three years.

Under the agreement, Mr. Cherkasky is entitled to an annual base salary of at least $1 million (retroactive to October 14, 2004), and is eligible to an annual bonus opportunity with a target range of 150% to 300% of annual base salary (minimum $2.5 million for 2005). Mr. Cherkasky will be eligible to participate in MMC’s long-term incentive compensation plans applicable to senior executive officers, under which he will be eligible for an annual grant comprised of a mix of long-term equity incentive compensation awards with a combined grant-date target value of $5 million. The agreement provides for a retention award comprised of three-year restricted stock with a grant-date value of $3.75 million and performance-based stock options with a grant-date value of $3.75 million. The stock options vest over three years but are not exercisable unless MMC’s stock price exceeds the grant-date price by at least 15% for at least 30 consecutive trading days after the installment has vested. The restricted stock vests on July 28, 2008.

If Mr. Cherkasky’s employment is terminated for any reason, he will receive previously earned base salary and bonus. If his employment is terminated by MMC other than for cause (as defined in the agreement) or if he resigns for good reason (as defined in the agreement), Mr. Cherkasky will also be entitled to receive a lump sum payment equal to two times the sum of his base salary and three-year average incentive bonus, a prorated annual incentive bonus for the year of termination of employment based on the degree of achievement of goals under the bonus program and vesting of all outstanding equity awards. If such termination of employment other than for cause or for good reason is in connection with a change in control (as defined in the agreement), Mr. Cherkasky would instead be entitled to receive three times the sum of his base salary and average bonus, as well as a prorated annual bonus for the year of termination of employment (based on the greater of his target bonus or a three-year average bonus) and full vesting of all outstanding equity awards.

Payments made to Mr. Cherkasky in connection with his termination of employment are generally subject to his delivery to MMC of a general release of claims. Under the agreement, for twenty-four months following Mr. Cherkasky’s termination of employment (twelve months in certain cases), Mr. Cherkasky will be subject to certain non-competition and non-solicitation restrictions.

Mr. Haldeman

On February 27, 2006 Putnam entered into an employment agreement with Mr. Haldeman. The agreement is effective as of January 1, 2006 and has a term of four years.

Under the agreement, Mr. Haldeman is entitled to an annual base salary of $900,000. He is eligible for an annual bonus opportunity with a target of $5 million, subject to adjustment (increase or decrease) based upon achievement of performance goals set out in the agreement. Mr. Haldeman will be eligible for an annual grant under Putnam’s Equity Partnership Plan, comprised of a mix of long-term equity incentive compensation awards with a combined grant-date target value of $5 million, subject to adjustment (increase or decrease) based upon achievement of performance goals set out in the agreement. The agreement also provides for initial retention awards with a combined grant-date value of $12 million, comprised of $9 million of restricted Putnam Class B shares and $3 million to purchase Putnam Class B shares. The retention awards were made on March 15, 2006 and vest as to 10% of the underlying shares on September 1, 2006, 20% of the underlying shares on September 1, 2007, 30% of the underlying shares on September 1, 2008, and 40% of the underlying shares on September 1, 2009.

The agreement provides that Mr. Haldeman will qualify for retirement status under Putnam’s retirement plan following the end of the term of the agreement, and provides Putnam’s agreement that Mr. Haldeman’s termination of employment after the end of the term of the agreement will be treated as a retirement termination for purposes of Putnam’s Equity Partnership Plan, subject to the terms and conditions of the Putnam Equity Partnership Plan. Mr. Haldeman’s unvested Putnam equity awards would vest upon a retirement termination. The agreement also provides that Putnam will make Mr. Haldeman whole for the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended, if amounts attributable to Putnam equity awards are determined to be subject to this excise tax as a result of a change in control of MMC as defined in the agreement.

If Mr. Haldeman’s employment is terminated for any reason, he will receive previously earned but unpaid base salary and bonus. If his employment is terminated by Putnam or MMC other than for cause (as defined in the agreement) or if he resigns for good reason (as defined in the agreement), Mr. Haldeman would also be entitled to receive a lump sum payment equal to two-times the sum of his then current annual base salary, his average annual bonus during the previous three years and his average long-term award during the previous three years, and a prorated annual bonus for the year of termination of employment and vesting of his equity and retention awards.

Payments made to Mr. Haldeman in connection with his termination of employment are generally subject to his delivery to MMC of a general release of claims. Under the agreement, Mr. Haldeman will be subject to certain non-competition and non-solicitation restrictions for twelve or twenty-four months following his termination of employment. The duration of the non-competition and non-solicitation period depends on when his termination of employment occurs.

Mr. Storms

On August 25, 2005, MMC entered into an employment agreement with Mr. Storms. The agreement was amended and restated effective as of September 9, 2005 to reflect Mr. Storms’ position as chairman and chief executive officer of Marsh. The agreement has an initial term of three years and will automatically renew for successive one-year terms unless either party notifies the other that it does not wish to renew the agreement. If MMC does not renew the agreement, then upon the subsequent termination of Mr. Storms’s employment (other than termination by MMC for cause, as defined in the agreement), equity awards granted under the agreement will vest and, if notice of non-renewal is provided before Mr. Storms attains age 62, he will be entitled to a payment equal to one-times his base salary and the average annual bonus paid over the prior three years.

Under the agreement, Mr. Storms is entitled to an annual base salary of $1 million (retroactive to January 1, 2005) and is eligible for an annual bonus opportunity with a target range of 100% to 300% of his annual base salary. Mr. Storms will be eligible to participate in MMC’s long-term incentive compensation plans applicable to senior executive officers, under which he will be eligible for an annual grant comprised of a mix of long-term equity incentive compensation awards with a combined grant-date target value of between one-time and three-times annual base salary. The agreement also provides for a retention award of $1.6 million of MMC restricted stock units that vest on September 8, 2008.

If Mr. Storms’ employment is terminated for any reason, he will receive previously earned but unpaid base salary and bonus. If his employment is terminated by MMC other than for cause (as defined in the agreement) or if he resigns for good reason (as defined in the agreement), Mr. Storms would also be entitled to receive a lump sum payment equal to two-times the sum of his then current annual base salary and his average annual bonus during the previous three years, as well as a prorated annual bonus for the year of termination of employment based on the degree of achievement of goals under the bonus program and vesting of his equity awards. If such termination of employment without cause or for good reason is in connection with a change in control (as defined in the agreement), Mr. Storms would be entitled to receive three-times the sum of his annual base salary and average annual bonus during the previous three years, as well as a prorated annual bonus for the year of termination of employment (based on the greater of his target bonus or a three-year average bonus) and vesting of his equity awards.

Payments made to Mr. Storms in connection with his termination of employment are generally subject to his delivery to MMC of a general release of claims. Under the agreement, Mr. Storms will be subject to certain non-competition and non-solicitation restrictions for twenty four months (twelve months in certain cases) following his termination of employment.

Mr. Freakley

In connection with MMC’s acquisition of Kroll Inc. in July 2004, Kroll Inc. and Marsh USA, Inc. entered into an employment agreement with Mr. Freakley governing the terms of his continuing employment. The agreement was effective as of July 7, 2004, the effective date of MMC’s acquisition of Kroll, and has a three-year term, subject to renewal upon agreement of the parties. Under the agreement, Mr. Freakley is entitled to an annual base salary of at least £750,000, and is eligible for an annual bonus with a target of 60% of his base salary. Mr. Freakley is also eligible to participate in MMC’s long-term incentive compensation plans and employee benefit programs on the same terms as similarly situated executives.

Under the agreement, Mr. Freakley received a cash bonus of $1 million from Kroll immediately prior to MMC’s acquisition of Kroll in exchange for his release of claims under his previous employment agreement with Kroll and his continued employment with Kroll through such date. In addition, on the effective date of MMC’s acquisition of Kroll, Mr. Freakley received a retention award of MMC restricted stock units having a grant-date fair market value of $2 million. The restricted stock units will vest on the third anniversary of the grant, subject to Mr. Freakley’s continued employment through such date.

If Mr. Freakley’s employment is terminated for any reason, he will receive previously earned base salary and bonus. If his employment is terminated other than for cause (as defined in the agreement) or if he resigns for good reason (as defined in the agreement), Mr. Freakley will also be entitled to receive a lump sum payment equal to his annual base salary and his retention award of MMC restricted stock units described above will vest. Payments made to Mr. Freakley in connection with his termination of employment are generally subject to the execution by Mr. Freakley of a mutual release of claims. Under the agreement, Mr. Freakley will be subject to certain non-competition and non-solicitation restrictions for twelve months following his termination of employment. Under certain circumstances, the restrictions may extend for twenty-four months if Kroll exercises its right to pay him an additional amount equal to his annual base salary.

Pursuant to a side letter dated July 6, 2004 signed by Michael Cherkasky in his capacity as president and chief executive officer of Kroll, Mr. Freakley is entitled to reimbursement from Kroll for: any incremental living expenses associated with maintaining a residence in the New York metropolitan area for the first year of the agreement’s employment term; and any legal or tax advice rendered on his behalf in connection with negotiating the agreement and regarding his relocation to the United States.

Mr. Freakley’s employment agreement has been neither amended nor replaced to reflect his appointment, effective as of October 17, 2004, as chief executive officer and president of Kroll Inc.

Mr. Morrison

MMC entered into an employment agreement with Mr. Morrison, effective August 1, 2005. The agreement has an initial term of three years and will automatically renew for successive one-year terms unless either party notifies the other that it does not wish to renew the agreement.

Under the agreement, Mr. Morrison is entitled to an annual base salary of $750,000 (retroactive to January 1, 2005) and is eligible for an annual bonus opportunity with a target range of 100% to 200% of his annual base salary. Mr. Morrison will be eligible to participate in MMC’s long-term incentive compensation plans applicable to senior executive officers, under which he will be eligible for an annual grant comprised of a mix of long-term equity incentive compensation awards with a combined grant-date target value of between one-time and two-times annual base salary.

If Mr. Morrison’s employment is terminated for any reason, he will receive previously earned but unpaid base salary and bonus. If his employment is terminated by MMC other than for cause (as defined in the agreement) or if he resigns for good reason (as defined in the agreement), Mr. Morrison would also be entitled to receive a lump sum payment equal to the sum of his then current annual base salary and his average annual bonus during the previous three years, as well as a prorated annual bonus for the year of termination of employment based on the degree of achievement of goals under the bonus program and vesting of his equity awards. If such termination of employment without cause or for good reason is in connection with a change in control (as defined in the agreement), Mr. Morrison would be entitled to receive two-times the sum of his annual base salary and average annual bonus during the previous three years, as well as a prorated annual bonus for the year of termination of employment (based on the greater of his target bonus or a three-year average bonus) and vesting of his equity awards.

Payments made to Mr. Morrison in connection with his termination of employment are generally subject to his delivery to MMC of a general release of claims. Under the agreement, Mr. Morrison will be subject to certain non-competition and non-solicitation restrictions for twelve months following his termination of employment.

Stock Performance Graph

The following graph compares MMC’s cumulative total stockholder return (rounded to the nearest whole dollar) on its common stock, the Standard & Poor’s 500 Stock Index and a company-constructed composite industry index, consisting of Aon Corporation, Arthur J. Gallagher & Co., Franklin Resources, Inc. and T. Rowe Price Group, Inc., over the five-year period from December 31, 2000 through December 31, 2005.

300
200
100
0
2000
2001
2002
2003
2004
2005

	2000	2001	2002	2003	2004	2005
MMC	100	94	82	88	62	61
S&P 500	100	88	69	88	98	103
Composite Industry Index	100	98	76	111	136	182

Assumes $100 invested on December 31, 2000 with dividends reinvested on the date of payment without commissions. This table does not forecast future performance of MMC common stock.

TRANSACTIONS WITH MANAGEMENT AND OTHERS; OTHER INFORMATION

In May 2005, MMC sold the assets of MMC Capital, which had been MMC’s private equity management subsidiary, to Stone Point, an entity controlled by the former managers of MMC Capital, for approximately $3 million, the net asset value of MMC Capital as of December 31, 2004. At the time of the asset sale, Stone Point assumed responsibility for management of the Trident Funds and other private equity funds previously managed by MMC Capital. MMC does not participate in the investment decisions or management of Stone Point or the private equity funds managed by Stone Point. MMC, through its subsidiary Risk Capital Holdings, continues to own investments in firms such as Ace Ltd., XL Capital Ltd. and Axis Capital Holdings, Ltd., as well as its investments in the Trident Funds and other funds managed by Stone Point, which have a total recorded value at December 31, 2005 of approximately $397 million. MMC no longer receives management fees or origination fees related to Stone Point’s asset management business, but may receive performance fees from Trident Funds II and III based on each fund’s aggregate rate of return. MMC continues to receive dividends and to recognize capital appreciation or depreciation on the investments held by Risk Capital Holdings and has approximately $190 million of remaining capital commitments to funds managed by Stone Point.

Salvatore D. Zaffino is chairman and chief executive officer of Guy Carpenter & Co. and an executive officer of MMC. Mr. Zaffino’s son, Peter Zaffino, is a managing director of Guy Carpenter, the eastern regional manager and a member of the Guy Carpenter management board. During 2005, Peter Zaffino received a salary and bonus of $621,550, plus stock options and contingent awards that vest over a number of years. He also received $37,528 in previously granted and earned deferred compensation. As disclosed in MMC’s 2005 proxy statement, in late 2004, Peter Zaffino was a recipient of a retention award as part of a corporate retention program, which was paid in 2005. In 2005, as part of a retention program for senior executives, Peter Zaffino agreed to enter into a non-compete and non-solicitation agreement with Guy Carpenter commencing in 2006. In exchange for this agreement, he is entitled to an average annual award of $140,000, payable over the next 5 years, either in cash or MMC common stock, at MMC’s discretion. This award is contingent upon his continued employment with MMC through the end of 2011.

Garrett Benton, son-in-law of Salvatore D. Zaffino and a senior vice president of Guy Carpenter, received salary and bonus totaling approximately $117,000 in 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires MMC’s directors and executive officers, and persons who own more than ten percent of the common stock of MMC, to file with the SEC and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of MMC common stock. Such persons are also required by SEC regulation to furnish MMC with copies of all Section 16(a) forms they file. To MMC’s knowledge, based solely on a review of the copies of such reports furnished to MMC and written representations that no other reports were required, during 2005 all Section 16(a) filing requirements applicable to such individuals were complied with, except for one report covering one transaction filed late by each of Michael Petrullo, Brian Storms and Salvatore D. Zaffino, and two reports filed late by David Morrison, each covering one transaction.

Other Information

Shareholder derivative actions, purportedly brought on behalf of MMC, are pending in federal and state courts against, among others, certain of MMC’s current and former directors and officers. Four of these actions allege, among other claims, that current and former directors and officers of MMC breached their fiduciary duties with respect to the alleged misconduct described in the civil complaint filed on October 14, 2004 by the Office of the New York State Attorney General against MMC and Marsh Inc. Another derivative action alleges, among other claims, that current and former directors and officers of MMC violated their fiduciary duties owed to MMC and its stockholders as a result of a failure of oversight of market-timing in the Putnam mutual funds. All of these actions seek resulting damages allegedly suffered by MMC and its stockholders. These actions are described in footnote 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005 and in our 2005 Annual Report.

ITEM 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has recommended the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2006 fiscal year, subject to stockholder ratification. Deloitte & Touche will audit our consolidated financial statements for fiscal 2006 and perform other services. Deloitte & Touche acted as MMC’s independent registered public accounting firm for the year ended December 31, 2005. A Deloitte & Touche representative will be present at the annual meeting, and will have an opportunity to make a statement and to answer your questions.

The affirmative vote of a majority of the shares of MMC common stock present or represented and entitled to vote at the annual stockholders meeting is required to ratify the appointment of Deloitte & Touche LLP. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP.

The board recommends you vote FOR this proposal.

Fees of Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2005 and 2004, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows:

	($ in ’000s)
	2005	2004
Audit Fees Includes an audit of the effectiveness of MMC’s controls over financial reporting at December 31, 2005, an audit of MMC’s consolidated financial statements and reviews of the consolidated financial statements included in MMC’s quarterly reports on Form 10-Q, statutory reports and regulatory audits.	$20,299	$15,352
Audit-Related Fees Includes audits of employee benefit plans, computer and control related audit services, agreed-upon procedures, merger and acquisition assistance and accounting research services.	2,041	5,483
Tax Fees Includes tax consulting and compliance services not related to the audit.	1,367	1,295
All Other Fees	—	—
Total	$23,707	$22,130

The audit committee has adopted a policy regarding pre-approval of audit and non-audit services provided by Deloitte & Touche LLP to MMC and its subsidiaries. The policy provides the guidelines necessary to adhere to MMC’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy contains a list of prohibited non-audit services, and sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the audit committee. In lieu of audit committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual budget approved by the audit committee. Permitted services not contemplated during the budget process must be presented to the audit committee for approval prior to the commencement of the relevant engagement. The audit committee chair, or, if he is not available, any other member of the committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the committee. At least twice a year, the audit committee is presented with a report showing amounts billed by the independent registered public accounting firm compared to the budget approvals for each of the categories of permitted services. The committee reviews the suitability of the pre-approval policy at least annually.

AUDIT COMMITTEE REPORT

The primary function of the audit committee is to assist the board of directors in its oversight of MMC’s financial reporting process. The committee operates pursuant to a charter approved by the MMC board of directors. Management is responsible for MMC’s financial statements, the overall reporting process and the system of internal control, including internal control over financial reporting. The independent registered public accounting firm (“independent auditors”) is responsible for conducting annual audits and quarterly reviews of MMC’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States of America and expressing an opinion on management’s annual assessment of internal control over financial reporting.

In the performance of its oversight function, the committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2005 with management and the independent auditors. The committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. Finally, the committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered whether the provision of other non-audit services by the independent auditors to MMC is compatible with maintaining the independent auditor’s independence and has discussed with the independent auditors the auditors’ independence.

It is not the duty or responsibility of the committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the committee rely without independent verification on the information provided to them, and on the representations made, by management and the independent auditors. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions do not assure that the audit of MMC’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the audit committee charter, the committee recommended to the board that the audited financial statements referred to above be included in MMC’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the MMC Board of Directors

Leslie M. Baker, Jr.	Gwendolyn S. King
Zachary W. Carter	Marc D. Oken
Oscar Fanjul	David A. Olsen
Stephen R. Hardis (Chairman)	Adele Simmons

ITEM 3

STOCKHOLDER PROPOSAL: DIRECTOR ELECTION VOTING STANDARD

The United Brotherhood of Carpenters and Joiners of America Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, beneficial owner of approximately 8,500 shares, has notified MMC that it intends to present the following proposal at the annual meeting:

Resolved: That the shareholders of Marsh & McLennan Companies, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at our company, Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

The Board of Directors recommends that you vote AGAINST
the proposal for the following reasons:

The board also desires that MMC’s stockholders play “a meaningful role in the director election process.” That is why the board adopted, in December 2005, a new voting policy for director elections (the “MMC Policy”). The board believes the MMC Policy is comparable to the proposal in ensuring significant stockholder input concerning the composition of MMC’s board, while avoiding potential difficulties raised by the proposal.

The MMC Policy (available at http://www.mmc.com/corpgov.html) is comparable to policies implemented by several major corporations. It retains plurality voting, which is the default standard under Delaware law, but amends MMC’s Guidelines for Corporate Governance to provide that in an uncontested election, a nominee who receives more “withheld” than “for” votes must tender his resignation to the board. The board, taking into account the recommendation of the directors and governance committee, will decide within 90 days of the election whether to accept the resignation. MMC will publicly disclose the board’s decision and an explanation of how it was reached (including, if applicable, why the board rejected the resignation). The board believes the MMC Policy gives stockholders a significant means to influence the board’s post-election composition which, in terms of its end result, is similar to the proposal.

At the same time, the board believes the MMC Policy avoids practical problems under Delaware law. By requiring majority voting for election, the proposal would make possible a “failed election” in which no winner of an available board seat is produced. This may have awkward results. Under the “holdover” provisions of Delaware law, when an election does not fill an available board seat, the incumbent director (even if he was the rejected nominee) continues to serve until a successor is elected and qualified. A holdover director may resign, but the corporation cannot compel him to. Thus, the proposal, rather than preventing a director who is not supported by a majority of votes from serving on the board, in fact may result in that director remaining on the board until the next annual meeting. In comparison, the MMC Policy, while allowing such a director to assume a board seat immediately after the election, would empower the board to remove him quickly thereafter.

The board also notes that in the past five years, MMC’s directors have, on average, received the affirmative vote of approximately 93% of shares voted, and none has received less than 75%. Therefore, the outcome of MMC’s director elections during this time would not have differed if the proposed voting standard had been used.

The board recognizes that a number of groups are studying potential modifications to law and practice regarding director elections. The board will monitor these developments. At this time, the board believes the MMC Policy provides the best structure for demonstrating accountability to MMC’s stockholders in the election of directors.

ITEM 4

STOCKHOLDER PROPOSAL: POLITICAL CONTRIBUTIONS

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, the beneficial owner of approximately 400 shares, has notified MMC that it intends to present the following proposal at the annual meeting:

Resolved, that the shareholders of Marsh & McLennan Companies, Inc. (“Marsh & McLennan, “Marsh” or the “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

(a)	An accounting of the Company’s funds contributed to any of the organizations described above;

(b)	Identification of the person or persons in the Company who participated in making the decisions to contribute;

(c)	The internal guidelines or policies, if any, governing the Company’s political contributions.

This report shall be presented to the Board of Directors’ Audit Committee or other relevant oversight committee, and posted on the Company’s website.

Supporting Statement: As long-term shareholders of Marsh, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure. Absent a system of accountability, we believe that corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. We are concerned that there is currently no single source of information that provides all of the information sought by this resolution.

Working Americans do business with our Company as brokerage, mutual fund and investment management clients. They invest their retirement savings through Putnam Investments, a subsidiary, and own shares in the Company itself. We believe these relationships are based on the expectation of trust in Marsh & McLennan.

Relying only on the limited data available from the Federal Election Commission and the Internal Revenue Service, the Center for Public Integrity, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations. Complete disclosure by the company is necessary for the company’s Board and its shareholders to be able to fully evaluate the political use of corporate assets. Although the Bi-Partisan Campaign Reform Act of 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s.

We believe increased political disclosure will make our Company’s political contributions more transparent, and allow shareholders to fully evaluate the use of corporate assets in election campaigns and debates surrounding retirement security and other issues of importance.

The Board of Directors recommends that you vote AGAINST
the proposal for the following reasons:

MMC’s political contributions are modest in amount, are subject to public disclosure, and must be approved pursuant to MMC’s publicly available Code of Business Conduct and Ethics. As a result, the board believes the special report described in the proposal is not necessary to address a management accountability problem or to convey material new information to stockholders, and would be an unnecessary expense for MMC.

The proposal expresses concern that without a system of accountability such as that provided by the proposed report, MMC’s management could use corporate assets for political objectives not shared by MMC and its stockholders. In fact, MMC and its operating companies do not contribute significant corporate funds for political purposes. MMC’s records indicate that in 2004 and 2005 together, MMC companies contributed a total of less than $30,000 to one U.S. gubernatorial candidate and various provincial candidates and parties in Canada. Putnam’s political action committee, which is funded by voluntary employee contributions rather than corporate funds, contributed in 2004 and 2005 together a total of $12,500 to various candidates for U.S. federal office. In 2004, Putnam made contributions, which Putnam views as civic not political, of $100,000 to the Boston host committee for the Democratic National Convention and $50,000 to the New York City host committee for the Republican National Convention.

The board notes that MMC is committed to complying with applicable campaign finance laws, including all public reporting requirements. As a result, much of the information sought by the proposed report is already publicly disclosed, through, for example, the Federal Election Commission.

The proposal suggests that a report is necessary for stockholders to understand MMC’s policies and procedures with respect to political contributions. In fact, MMC’s policies and procedures in this area are already publicly available. They are contained in Part VII of MMC’s Code of Business Conduct and Ethics, posted on MMC’s website at www.mmc.com. This Code imposes strict approval requirements with respect to political contributions by MMC and its employees.

In view of the foregoing, the board believes that the report described in the proposal is not necessary to protect the interests of MMC’s stockholders.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Stockholders who wish to present a proposal and have it considered for inclusion in MMC’s proxy materials for the 2007 Annual Meeting of Stockholders of MMC must submit such proposal in writing to MMC in care of the Corporate Secretary of MMC on or before December 1, 2006.

Stockholders who wish to present a proposal at the 2007 Annual Meeting that has not been included in MMC’s proxy materials must submit such proposal in writing to MMC in care of the Corporate Secretary of MMC. Any such proposal received by the Corporate Secretary of MMC on or after February 18, 2007 shall be considered untimely under the provisions of MMC’s by-laws governing the presentation of proposals by stockholders. In addition, the by-laws of MMC contain further requirements relating to the timing and content of the notice which stockholders must provide to the Corporate Secretary for any nomination or matter to be properly presented at a stockholders meeting.

Such proposals should be addressed to:

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036-2774
Attn: Ms. Luciana Fato
Corporate Secretary

APPENDIX A

Marsh & McLennan Companies, Inc.

Audit Committee Charter

(As Amended May 18, 2005)

Purpose of Committee

The purpose of the Audit Committee of the Board of Directors of Marsh & McLennan Companies, Inc. (“MMC”) is to represent and assist the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of MMC’s financial statements, (ii) the qualifications, independence and performance of MMC’s independent auditors, (iii) the performance of MMC’s internal audit function, (iv) compliance by MMC with legal and regulatory requirements and (v) the other responsibilities set out herein.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that MMC’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors. Furthermore, while the Committee is responsible for reviewing MMC’s policies and practices with respect to risk assessment and management, it is the responsibility of the Chief Executive Officer and senior management to assess and manage MMC’s exposure to risk.

Committee Membership

The Committee shall be comprised of three or more directors. Members of the Committee shall be recommended by the MMC Directors and Governance Committee and be elected by the full Board. As determined in the business judgment of the Board, each member of the Committee shall satisfy the independence requirements of the New York Stock Exchange applicable to directors and audit committee members and shall be financially literate, and at least one member of the Committee shall be an “audit committee financial expert,” as defined in Securities and Exchange Commission rules.

Resources and Authority of the Committee

The Committee shall have the resources and authority necessary to discharge its duties and responsibilities, including full access to MMC employees and officers and internal or external advisors or consultants. The Committee shall have the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions and shall receive appropriate funding from the Company, as determined by the Committee, for payment of compensation to any such advisors.

Committee Structure and Operations

The Board shall designate one member of the Committee as its chair. The Committee may meet in person or telephonically or act by unanimous written consent. The Committee chair, in consultation with Committee members, shall determine the schedule of meetings of the Committee, which shall occur at least quarterly. The Committee shall meet periodically in separate sessions with the Chief Financial Officer, with the General Counsel, with the Chief Compliance Officer, with internal audit, and with the independent auditors, as the Committee deems necessary.

The Committee chair, who may consult with internal audit, management or other Committee members, develops the agenda for Committee meetings. Where practicable, materials will be distributed to Committee members prior to each Committee meeting.

The Compliance Committee is a subcommittee of the Audit Committee. It shall consist of such committee members as the Audit Committee Chair may appoint.

Delegation to Subcommittee

The Committee may delegate all or a portion of its duties and responsibilities to a subcommittee or subcommittees of the Committee.

Attendance

The Committee chair may invite such members of management, representatives of the independent auditors and internal audit and other persons to the Committee’s meetings as he or she may deem desirable or appropriate.

Committee Duties and Responsibilities

The duties and responsibilities of the Committee shall include the following:

A.	Oversight of Independent Auditors and Audit Process:

1.	The Committee shall have the sole authority to select (subject to shareholder ratification), compensate, retain and oversee MMC’s independent auditors (including resolution of any disagreements between management and the independent auditors regarding MMC’s financial reporting). The independent auditors shall report directly to the Committee.

2.	The Committee shall review and discuss with the independent auditors the scope, staffing and general extent of the audit.

3.	The Committee shall pre-approve all services, both audit and permitted non-audit, to be performed for MMC by the independent auditors and shall establish pre-approval policies and procedures.

4.	The Committee shall evaluate the independent auditors’ qualifications, performance and independence. As part of such evaluation, the Committee shall review and evaluate the qualifications and rotation of the lead audit partner and shall review a report or reports prepared at least annually by the independent auditors:

a.	describing their internal quality control procedures, and

b.	describing any material issues raised by (i) the most recent peer or internal quality control review of the firm or (ii) by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more audits carried out by the firm and any steps taken to deal with any such issues.

5.	The Committee shall meet regularly with the Chief Executive Officer.

6.	The Committee shall review a report or reports prepared at least annually by the independent auditors describing all relationships between the independent auditors and MMC and any other relationships that may impact independence and providing confirmations with respect to the requirements of all applicable auditor independence rules. The Committee shall discuss with the independent auditors any disclosed relationships that may impact the objectivity and independence of the independent auditors and, if necessary, recommend appropriate action in response to the report.

7.	The Committee shall discuss with management and internal audit their views of the independent auditors’ performance.

8.	The Committee shall set policies for the hiring of current or former employees of the independent auditors.

9.	The Committee shall discuss with the independent auditors any audit problems or difficulties and management’s response thereto, and review matters relating to the conduct of the audit required to be communicated by the independent auditors by applicable rules and auditing standards.

10.	The Committee shall review and discuss with the independent auditors their views about the quality of MMC’s financial and accounting personnel.

11.	The Committee shall report to the Board on a regular basis.

B.	Oversight of Financial Statements and Related Matters:

1.	The Committee shall meet to review and discuss, as appropriate with management, the head of Internal Audit and the independent auditors:

a.	the annual audited financial statements, including MMC’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in MMC’s Form 10-K Report, and

b.	the quarterly financial statements, including MMC’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of MMC’s Form 10-Q Reports, including the results of the independent auditors’ review of the quarterly financial statements.

2.	The Committee shall review and discuss as appropriate with management, internal audit and the independent auditors:

a.	MMC’s earnings press releases and MMC’s policies generally with respect to earnings press releases and with respect to financial information and earnings guidance provided to analysts and rating agencies, including in each case the type and presentation of information to be disclosed and paying particular attention to the use of non-GAAP financial information,

b.	MMC’s critical accounting policies and practices and any major issues regarding accounting principles and financial statement presentations, including any significant changes in MMC’s selection or application of accounting principles,

c.	any analyses or other written communications prepared by management, internal audit and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements,

d.	the effect of any off-balance sheet structures and regulatory and accounting initiatives, including any SEC investigations or proceedings, on MMC’s financial statements,

e.	the adequacy and effectiveness of MMC’s internal controls over financial reporting, including any disclosures made to the Audit Committee by MMC’s Chief Executive Officer and Chief Financial Officer in connection with their certification process for the Form 10-K and Form 10-Q reports about (i) any significant deficiencies in the design or operation of internal controls over financial reporting and (ii) any fraud involving management or other employees who have a significant role in MMC’s internal controls over financial reporting, and

f.	MMC’s annual internal controls report and the independent auditor’s attestation of the report prior to filing with MMC’s Form 10-K.

3.	The Committee shall review MMC’s policies and practices with respect to risk assessment and risk management, including discussing with management MMC’s major risk exposures and the steps that have been taken to monitor and control such exposures.

C.	Oversight of Internal Audit Function:

1.	The Committee shall review the appointment and replacement of the senior internal audit executive.

2.	The Committee shall evaluate at least annually the performance, responsibilities, budget and staffing of MMC’s internal audit function and review the internal audit plan. As part of this evaluation, the Committee shall review the responsibilities, budget and staffing of MMC’s internal audit function with the independent auditors.

3.	The Committee shall receive and review regular reports of major findings by internal audit and how management is addressing the conditions reported.

D.	Oversight of Compliance and Regulatory Matters:

1.	The Committee shall assist the Board’s oversight of MMC’s legal and regulatory compliance policies and programs, including the activities of the Company’s Chief Compliance Officer.

2.	The Committee shall review MMC’s Code of Ethics for Chief Executive and Senior Financial Officers and MMC’s Code of Business Conduct and Ethics periodically (including compliance therewith) and recommend changes to the Board as appropriate, and report on compliance with the codes to the Board.

3.	The Committee shall establish and oversee procedures for:

a.	the receipt, retention and treatment of complaints received by MMC regarding accounting, internal accounting controls or auditing matters, and

b.	the confidential, anonymous submission by MMC employees of concerns regarding questionable accounting or auditing matters.

4.	The Committee shall receive and review reports concerning legal and regulatory matters, including significant regulatory agency examinations that may have a material impact on the financial statements.

Committee Report

The Committee shall prepare the audit committee report that Securities and Exchange Commission rules require to be included in MMC’s proxy statement.

Performance Evaluation

The Committee shall annually (i) evaluate its own performance and (ii) review and assess the adequacy of this charter.

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036
www.mmc.com

MARSH & McLENNAN COMPANIES, INC. PROXY SERVICES P.O. BOX 9162 FARMINGDALE, NY 11735

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Marsh & McLennan Companies, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Marsh & McLennan Companies, Inc., c/o Proxy Services, P.O. Box 9162, Farmingdale, NY 11735.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MCLNC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
MARSH & McLENNAN COMPANIES, INC.
The Board of Directors recommends a vote "FOR" the listed nominees.
Item 1. Election of Directors
Nominees:	01) Leslie M. Baker, Jr. 02) Gwendolyn S. King 03) Marc D. Oken 04) David A. Olsen	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

The Board of Directors recommends a vote "FOR" proposal 2 and "AGAINST" proposals 3 and 4.

		For	Against	Abstain			For	Against	Abstain

Item 2.	Ratification of Selection of Independent Registered Public Accounting Firm	☐	☐	☐	Item 4.	Stockholder Proposal: Political Contribution Disclosure	☐	☐	☐

Item 3.	Stockholder Proposal: Director Election Voting Standard	☐	☐	☐

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

For comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting. If you are voting by telephone, in order to select the option to attend the meeting you must select option #2 (vote on directors and proposals individually) on the telephone prompt.
	Yes ☐	No ☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your Proxy Form. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your Proxy Form.

PROXY	PROXY

MARSH & McLENNAN COMPANIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2006 ANNUAL MEETING

FOR ALL STOCKHOLDERS

The undersigned hereby appoints Michael G. Cherkasky, Peter J. Beshar and Luciana Fato proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc. to be held on Thursday, May 18, 2006 at 10:00 a.m. (New York City time) in the auditorium, 2nd Floor, 1221 Avenue of the Americas, New York, New York and at any adjournment thereof.

FOR STOCKHOLDERS WHO ARE ALSO PARTICIPANTS IN MARSH & McLENNAN COMPANIES STOCK INVESTMENT PLAN, THE MERCER HR SERVICES RETIREMENT PLAN AND THE PUTNAM RETIREMENT PLAN:

This card also constitutes the confidential voting instructions of the participants in the Marsh & McLennan Companies Stock Investment Plan, the Mercer HR Services Retirement Plan and The Putnam Retirement Plan (the "Plans"), who have the right to instruct the trustees under each Plan to vote the shares of stock of Marsh & McLennan Companies, Inc. ("MMC") allocated to their accounts under the Plans. By signing and returning this card, the undersigned directs the trustees under each Plan to vote in person or by proxy all shares of stock of MMC allocated to the undersigned under such Plan upon all matters at the Annual Meeting of Stockholders of MMC on May 18, 2006 and at any adjournment thereof. Provided this card is received by May 12, 2006, voting rights will be exercised by the trustees as directed or, if the card is signed but does not provide voting instructions, it will be deemed a direction to vote FOR items 1 and 2 and AGAINST items 3 and 4 and, in the trustees' discretion, upon any other matters that may properly come before the meeting or any postponement thereof. Under the Plans, the trustees shall vote all undirected or unallocated shares in the same proportion as those shares for which they have received a signed instruction card. Participants in the Plans cannot vote at the meeting and may only vote these shares as provided in this paragraph.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, THEY WILL BE VOTED FOR ITEMS 1 AND 2, AND AGAINST ITEMS 3 AND 4. IN THEIR DISCRETION THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT THEREOF.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)